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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549
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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 FIRST AMENDMENT

                         GATEWAY ACCESS SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

         Nevada                              4899                 88-0496902
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(State or other jurisdiction of (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number  identification No.)

                               415 Sophia Street,
                           Carson City, NV 89703-8804,
                                 (775) 841-7442
           ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Andrew Nester
                                    President
                            -------------------------
                            930 Tahoe Blvd., #802-505
                            Incline Village, NV 89451
                                 (800)-434-5626
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

     Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be registered            Registered           per unit (1)(2)            Offering price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
                             4,201,519                 $0.25                  1,050,379.75              $133.08
Common Stock
----------------------- --------------------- ------------------------- ------------------------- --------------------

Gateway Access Solutions, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.













_______________________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                        4,201,519 shares of common stock

                         GATEWAY ACCESS SOLUTIONS, INC.

4,201,519 shares of common stock of Gateway Access Solutions, Inc. ($ 0.25 per share)

This is an offering of 4,201,519 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $1,050,379.75. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 20, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors..................................5

Prospectus Summary.............................................................5

The Offering...................................................................5

Summary of Financial Information...............................................5

Risk Factors...................................................................6

Forward-Looking Statements....................................................10

Use of Proceeds...............................................................10

Determination of Offering Price...............................................10

Dilution......................................................................10

Selling Security Holders......................................................10

Plan of Distribution..........................................................18

Legal Proceedings.............................................................20

Directors, Executive Officers, Promoters and Control Persons..................20

Security Ownership of Certain Beneficial Owners and Management................21

Description of Securities.....................................................23

Interests of Named Experts and Counsel........................................26

Description of Business.......................................................26

Management's Discussion and Analysis or Plan of Operation.....................36

Description of Property.......................................................41

Certain Relationships and Related Transactions................................43

Market for Common Equity and Related Shareholder Matters......................43

Dividend Policy...............................................................45

Executive Compensation........................................................46

Shares Eligible for Future Sale...............................................46

Legal Matters.................................................................47

Securities Act Indemnification Disclosure.....................................47

Experts.......................................................................47

Transfer Agent................................................................47

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures...................................................................47


PART II - Financial
Statements....................................................................48


PART III - Information Not Required in Prospectus.............................74

Recent Sales of Unregistered Securities.......................................74

Exhibits......................................................................76

Undertakings..................................................................77

Signatures....................................................................78

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," "us" or "Gateway," refer to Gateway Access Solutions, Inc., a corporation formed under the laws of the State of Nevada on May 24, 2001.

Gateway Access Solutions, Inc., a Nevada corporation, is a development stage company engaged in providing broadband services to the rural marketplace.

Our  executive  offices  are  located  at 415 Sophia  Street,  Carson  City,  NV
89703-8804.   Our   telephone   number  is  (775)   841-7442.   Our  website  is
www.fastgateways.com.

                                  THE OFFERING

Price per share offered                                $0.25*
Common stock offered by selling shareholders           4,201,519 shares
Common stock outstanding prior to this offering        15,264,585 shares
Preferred stock outstanding prior to this offering     5,300,000 shares
Common stock to be outstanding after this offering     15,264,585 shares
Preferred stock outstanding after this offering        5,300,000 shares

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                        SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Income Statement
----------------
                             Three Months            Year               Year
                                 Ended              Ended              Ended
                            March 31, 2004  December 31, 2003  December 31, 2002
                             (unaudited)         (audited)          (audited)

Revenues                         $33,347            $3,179            $28,032
Net Income (Loss)               $208,479         $(649,850)         $(177,537)
Net Income (Loss) per Share       $(0.01)           $(0.07)            $(0.03)


Balance Sheet
                             Three Months            Year               Year
                                 Ended              Ended              Ended
                            March 31, 2004  December 31, 2003  December 31, 2002
                             (unaudited)         (audited)          (audited)

Total Assets                    $335,378          $277,308           $120,484
Total Current Liabilities       $183,782          $237,979           $192,133
Shareholders' Equity (Deficit)  $151,596           $39,329           $(71,649)

                                  RISK FACTORS

WE ARE A RECENTLY FORMED BUSINESS WITH VERY LITTLE OPERATING HISTORY. THEREFORE YOU HAVE NO BASIS ON WHICH TO DETERMINE IF WE CAN BE SUCCESSFUL.

Gateway was incorporated on May 24, 2001. We are a development stage business with a limited operating history. At this time we are providing tailored broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. Even if we are successful in the introduction of our services, we are not certain that they will generate significant revenues. Because we have a short operating history, you will have no basis upon which to accurately forecast our future operations, including sales, or to judge our ability to develop our business. If you purchase our securities, you may lose your entire investment.

BECAUSE WE HAVE EARNED VERY LITTLE IN REVENUES, THE SUCCESS OF OUR BUSINESS REQUIRES CONTINUED FUNDING. IF WE CANNOT RAISE THE MONEY WE NEED TO SUPPORT OUR OPERATIONS UNTIL WE EARN SIGNIFICANT REVENUES, WE MAY BE REQUIRED TO CURTAIL OR TO CEASE OUR OPERATIONS AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Our ability to develop our business depends upon our receipt of money to continue our operations while we introduce our services and a market for them develops. If this funding is not received as needed, it is unlikely that we could continue our business, in which case you would lose your entire investment.

WE ARE SUBJECT TO THE RISKS AND UNCERTAINTIES INHERENT IN NEW BUSINESSES. IF WE FAIL TO ACCURATELY FORECAST OUR CAPITAL NEEDS OR IF OUR SERVICES DO NOT EARN SIGNIFICANT REVENUES OUR BUSINESS COULD FAIL AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

We are subject to the risks and uncertainties inherent in new businesses, including the following:

     Our projected capital needs may be inaccurate, and we may not have enough money to develop our business and bring our services to market as we planned;

     We may experience unanticipated development or marketing expenses, which may make it more difficult to develop our business and bring our services to market;

     Even if we are able to develop our services and bring them to market, we may not earn enough revenues from the sales of our services to cover the costs of operating our business.

If we are unsuccessful in our efforts to develop our business and if services we provide do not produce revenues as we project, we are not likely to ever become profitable and we may be required to curtail some or all of our operations. If that happened you could lose your entire investment.

OUR FAILURE TO ANTICIPATE OR ADAPT TO RAPIDLY CHANGING TECHNOLOGICAL ADVANCES COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

The high-speed Internet access industry is subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet evolving standards. We cannot predict the extent to which competitors using existing or currently undeployed methods of delivery of Internet access services will compete with our services. We cannot assure you that:

-    existing,   proposed  or  undeveloped  technologies  will  not  render  our broadband wireless systems less profitable or less viable,

- we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies, or

- we will be successful in responding to technological changes in a timely and cost effective manner.

If we are unsuccessful in anticipating or adapting to technological changes within our industry, our revenues could be adversely affected and the value of your investment could decline.

OUR SERVICES ARE REGULATED BY THE FCC AND, IN THE WORLDWIDE MARKET, GOVERNMENT AGENCIES LIKE THE FCC. WE MAY BE UNSUCCESSFUL IN OBTAINING REGULATORY APPROVALS FOR OUR SERVICES, EVEN THOUGH WE MAY INVEST A SIGNIFICANT AMOUNT OF TIME AND MONEY INTO SEEKING SUCH APPROVALS. IF OUR SERVICES DO NOT RECEIVE THE REGULATORY APPROVALS WE NEED TO COMMERCIALLY EXPLOIT THEM, OUR REVENUES AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED AND THE VALUE OF YOUR INVESTMENT MAY DECLINE.

We depend upon spectrum licenses granted to us by the FCC and leases with other FCC license holders for access to spectrum capacity necessary to operate our business. These spectrum licenses are subject to extensive regulation. These regulations directly affect the breadth of services we are able to offer, as well as the rates, terms and conditions of those services. We are also affected indirectly by the effect of other governmental regulations on companies that offer competing services. Regulations and their application are subject to continual change as a result of new legislation, regulations adopted from time to time by regulatory authorities and judicial interpretation of these laws and regulations. We are not able to predict the extent to which any such change in the regulatory environment could affect our business. If we do not receive the necessary FCC regulatory approvals we need to commercially exploit our services, our revenues and operating results could be adversely affected and the value of your investment may decline.

IF WE FAIL TO MAINTAIN OUR FCC LICENSES AND SPECTRUM LEASES, OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS WOULD BE ADVERSELY AFFECTED AND OUR REVENUES WOULD LIKELY DECLINE.

We depend upon spectrum licenses granted to us by the FCC and leases with other FCC license holders for access to spectrum capacity necessary to operate our business. These licenses are subject to renewal as determined by the FCC. FCC licenses also specify construction deadlines by which channel transmissions must begin, which, if not met, would permit the FCC to revoke the license. We cannot assure you that:

-    the FCC will renew our licenses as their initial terms expire,

- our spectrum lessors will continue to hold valid licenses for their spectrum,

-    we will be able to renew our spectrum leases on terms acceptable to us, or

-    the FCC will grant requests for extensions of construction deadlines.

The failure to maintain FCC licenses and spectrum leases will reduce the spectrum available for our use and may adversely affect our ability to generate revenues. If we fail to maintain sufficient FCC licenses or spectrum leases in markets where we operate or in which we intend to offer our services, then the resulting reduction in spectrum capacity could have a material adverse effect on our ability to:

- serve our existing Internet access customer base,

- serve increasing customer demand for our tailored broadband services, and

- add services such as voice over IP or wireless telecommunications services.

We cannot assure you that we will be able to obtain replacement spectrum or other acceptable alternatives in a market if we lose an FCC license or spectrum lease in that market.

OUR BASIC TRADING AREA AUTHORIZATIONS MAY BE SUBJECT TO FORFEITURE IF WE FAIL TO MEET OUR QUARTERLY FINANCIAL OBLIGATIONS TO MAINTAIN SUCH AUTHORIZATIONS.

We acquired authorization for one Basic Trading Area (BTA) in December 2002. As of December 31, 2003, $44,090 in principal amount of this debt remained payable quarterly through August 2006. Each BTA is subject to an individual installment note. If we fail to make one or more scheduled installment payments on a BTA note after any applicable grace period, that BTA authorization may be forfeited to the FCC.

OUR NETWORK IS SUBJECT TO VIRUSES, BREAK-INS AND OTHER SECURITY BREACHES THAT COULD CAUSE INTERRUPTIONS IN OUR BUSINESS THAT COULD ADVERSELY AFFECT OUR PROFITABILITY.

Despite the implementation of network security measures, the core of any Internet network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. We may experience future interruptions in service as a result of the actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of our computer systems and the computer systems of our customers. Although we intend to implement security measures to prevent this, the possibility exists that the measures we implement will be circumvented in the future. In addition, eliminating such viruses and remedying such security problems may cause interruptions, delays or cessation of service to our Internet customers. If our security measures fail, we may lose customers or be sued, which could adversely affect our profitability.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST.

We require substantial working capital to fund our business. If we raise additional money through the issuance of equity, equity-related or convertible debt securities, those securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

WE HAVE NOT PAID CASH DIVIDENDS, AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

THERE IS CURRENTLY NO PUBLIC TRADING MARKET IN OUR COMMON STOCK AND THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL EVER BE PUBLICLY TRADED OR THAT YOU WILL EVER BE ABLE TO FIND PURCHASERS FOR OUR COMMON STOCK.

We, in conjunction with certain broker-dealers, intend to apply to the NASD to have our stock publicly traded. No assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community. Thus, you may not be able to find a purchaser for our common stock.

A SMALL NUMBER OF SHAREHOLDERS OWN A LARGE PORTION OF OUR COMMON STOCK AND CAN CONTROL MATTERS REQUIRING STOCKHOLDERS APPROVAL AND THEREFORE HAVE THE ABILITY TO SIGNIFICANTLY INFLUENCE ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

A large portion of our common stock is held by a small number of stockholders. As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduces the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

OUR  AUDITOR  HAS  EXPRESSED  DOUBT  ABOUT OUR  ABILITY TO  CONTINUE  AS A GOING
CONCERN.

As set forth in Note 1 to the consolidated financial statements, the consolidated financial statements contained in this report have been prepared on a "going concern" basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In conjunction with our 2003 year end audit, our independent accountants have issued an audit opinion with respect to our 2003 consolidated financial statements which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PENNY STOCK REGULATIONS MAY HAVE THE EFFECT OF REDUCING THE TRADING ACTIVITY IN THE SECONDARY MARKET FOR OUR STOCK THAT BECOMES SUBJECT TO THOSE PENNY STOCK RULES.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

                           FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 4,201,519 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE

We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of the Gateway's actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of June 20, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The  following  table  provides as of June 20, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each shareholder prior to this offering;
2.   The total number of shares that are to be offered by each shareholder;
3. The total number of shares that will be owned by each shareholder upon completion of the offering;
4.   The percentage  owned by each  shareholder upon completion of the offering;
     and
5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 15,264,585 shares outstanding on June 20, 2004.

         ------------------
          SELLING SHAREHOLDERS                    SHARES OF COMMON   SHARES OF COMMON    SHARES OF       PERCENT OF
                                                                                                       HARES OF COMMON
                                                                                       OMMON STOCK TO S  STOCK OWNED
                                                                       STOCK TO BE     BE OWNED AFTER     AFTER THE
                                                    STOCK OWNED         REGISTERED    C THE OFFERING      OFFERING

         ------------------
         ------------------
         Anchor Bay Corporation (1)                   1,415,418             40,000       1,375,418          12.3%
         ------------------
         Democles J. Angelopoules                         5,470              5,470               0           0.0%
         ------------------
         Frank L. Anderson and Jennifer A.               35,000             35,000               0           0.0%
         Anderson, JT TEN
         ------------------
         Raymond L. Armstrong and Caroline
         Armstrong, JT TEN                              169,351             40,000         129,351           1.2%
         ------------------
         Alexander Bekiaris                              68,333             40,000          28,333           0.3%
         ------------------
         Calvin H. Barton                                84,600             40,000          44,600           0.4%
         ------------------
         Chris Bekiaris and Georgia Bekiaris,
         JT TEN                                         151,667             40,000         111,667           1.0%
         ------------------
         David A. Baucom                                 35,000             35,000               0           0.0%
         ------------------
         David Baucom and Adrienne Apatoczky,            35,000             35,000               0           0.0%
         JT TEN
         ------------------
         Dylan P. Birkett and Nicole Birkett,            20,000             20,000               0           0.0%
         JT TEN
         ------------------
         Gerald C. Beals                                100,000             40,000          60,000           0.5%
         ------------------
         Lawrence W. Barrett                             35,000             35,000               0           0.0%
         ------------------
         Lincoln Trust Company-FBO
         Calvin Barton (2)                              100,000             40,000          60,000           0.5%
         ------------------
         Marios Bekiaris                                105,000             40,000          65,000           0.6%
         ------------------
         Ronald Brauman                                 245,060             40,000         205,060           1.8%
         ------------------
         Ross E. Barall                                 133,333            133,333               0           0.0%
         ------------------
         Russel L. Burnett                                2,735              2,735               0           0.0%
         ------------------
         Tara R. Barall                                  33,333             33,333               0           0.0%
         ------------------
         Thomas L. Barrett                               35,000             35,000               0           0.0%
         ------------------
         Brian H. Coburn                                 30,440             30,440               0           0.0%
         ------------------


                                       12

SELLING SECURITY HOLDERS - continued

         William L. Coxe                                 52,440             40,000          12,440           0.1%
         ------------------
         Andrew Dodds                                     7,307              7,307               0           0.0%
         ------------------
         Dianne Draginis                                  8,769              8,769               0           0.0%
         ------------------
         Richard Dickau                                  21,137             21,137               0           0.0%
         ------------------
         Thomas D. Dodds                                 89,270             40,000          49,270           0.4%
         ------------------
         Barbara J. Erickson                              2,735              2,735               0           0.0%
         ------------------
         Michael T. Easterlin                             8,204              8,204               0           0.0%
         ------------------
         Paul F. Erickson                                 2,735              2,735               0           0.0%
         ------------------
         Steven Friedman and Theresa Friedman,            8,750              8,750               0           0.0%
         JT TEN
         ------------------
         Betty Guillory                                  40,373             40,000             373           0.0%
         ------------------
         Frances Grenier                                 44,000             40,000           4,000           0.0%
         ------------------
         Les F. Gutierrez                               166,667             40,000         126,667           1.1%
         ------------------
         Michael E. Grenier                             125,940             40,000          85,940           0.8%
         ------------------
         Gerald L. Harman and Susan C. Harman,          100,000             40,000          60,000           0.5%
         JT TEN
         ------------------
         Jeffrey Hardell and Marcia Hardell, JT           2,735              2,735               0           0.0%
         TEN
         ------------------
         John B. Houston and Paula M. Houston,           66,500             40,000          26,500           0.2%
         JT TEN
         ------------------
         Susan Hanke and James Hanke, JT TEN             30,000             30,000               0           0.0%
         ------------------
         Susan M. Hanke                                  25,000             25,000               0           0.0%
         ------------------
         Christopher A. Kronenwetter and Carol           40,000             40,000               0           0.0%
         A. Kronenwetter, JT TEN
         ------------------
         Daniel P. Kitchel                               40,411             40,000             411           0.0%
         ------------------
         David A. Kasputis                               40,000             40,000               0           0.0%
         ------------------
         Lorraine M. Kuligoski and Edward                33,871             33,871               0           0.0%
         Kuligoski, JT TEN
         ------------------
         Donald Douglas Law and Joan Emmens Law          70,000             40,000          30,000           0.3%
         TR UA 02-28-1986 1986 Revocable Trust
         ------------------
         Edward Lynch                                    50,100             40,000          10,100           0.1%
         ------------------
         Ernest H. Lacore                                 8,204              8,204               0           0.0%
         ------------------


                                       13

SELLING SECURITY HOLDERS - continued

         Glen Lamb                                        2,735              2,735               0           0.0%
         ------------------
         Jason Lewis (3)                                200,000             40,000         160,000           1.4%
         ------------------
         John Legnos and Nellie Legnos, JT TEN           35,000             35,000               0           0.0%
         ------------------
         John P. Legnos, Sr.                            150,000             40,000         110,000           1.0%
         ------------------
         Joseph L. LaPere                               285,000             40,000         245,000           2.2%
         ------------------
         Matthew R. Leyko                                 2,735              2,735               0           0.0%
         ------------------
         Steven A. Lillmars and Jean M.                 350,000             40,000         310,000           2.8%
         Lillmars, JT TEN
         ------------------
         Billy G. Mullins and Reba J. Mullins,
         JT TEN                                         836,765             40,000         796,765           7.1%
         ------------------
         Bruce Miller                                    26,607             26,607               0           0.0%
         ------------------
         Gary McManus                                     5,870              5,870               0           0.0%
         ------------------
         Georgia Marr and Emanuel Marr, JT TEN           10,940             10,940               0           0.0%
         ------------------
         James J. Murtaugh, II                           35,000             35,000               0           0.0%
         ------------------
         James Murtaugh and Diane Murtaugh, JT          200,762             40,000         160,762           1.4%
         TEN
         ------------------
         Jerome M. Murtaugh Sr.                          59,000             40,000          19,000           0.2%
         ------------------
         Jerome Murtaugh and Antonia Murtaugh,           97,881             40,000          57,881           0.5%
         JT TEN
         ------------------
         Jerome Murtaugh, Jr.                             5,000              5,000               0           0.0%
         ------------------
         John Maloney                                    25,000             25,000               0           0.0%
         ------------------
         Karen A. Miller                                 25,000             25,000               0           0.0%
         ------------------
         Karen A. Miller and Douglas L. Miller,          35,000             35,000               0           0.0%
         JT TEN
         ------------------
         Keith Miller                                    49,998             40,000           9,998           0.1%
         ------------------
         Lewis C. Maruzo                                310,440             40,000         270,440           2.4%
         ------------------
         Marianne Maloney                                25,000             25,000               0           0.0%
         ------------------
         Megatel LLC (4)                                 60,000             40,000          20,000           0.2%
         ------------------
         Rocco D. Marciano                               16,220             16,220               0           0.0%
         ------------------
         Steven Marks and Rebecca Marks, JT TEN          66,667             40,000          26,667           0.2%
         ------------------
         Thomas R. Moretti                                8,750              8,750               0           0.0%
         ------------------


                                       14

SELLING SECURITY HOLDERS - continued

         Andrew C. Nester (5)                         1,175,000             40,000       1,135,000          10.2%
         ------------------
         Charles Norris                                  11,845             11,845               0           0.0%
         ------------------
         Judith A. Nocchi and David J. Serra,            25,000             25,000               0           0.0%
         JT TEN
         ------------------
         W. Stephen Nagle and Kathie M. Nagle,
         JT TEN                                          14,000             14,000               0           0.0%
         ------------------
         Carrie J. Puckett                               35,000             35,000               0           0.0%
         ------------------
         David L. Paul, Jr.                              34,440             34,440               0           0.0%
         ------------------
         Heidi Petros and Tony Petros, JT TEN            10,940             10,940               0           0.0%
         ------------------
         Joseph E. Parker                               298,941             40,000         258,941           0.0%
         ------------------
         Paul N. Pantelis                                35,000             35,000               0           0.0%
         ------------------
         B.G. Pappas and Karen Pappas, JT TEN
         (6)                                             10,940             10,940               0           2.3%
         ------------------
         William Pappas and Peggy Pappas, JT
         TEN (7)                                         21,881             21,881               0           0.0%
         ------------------
         Frances M. Pappas (8)                           42,500             40,000           2,500          12.0%
         ------------------
         Peter J. Pappas (9)                          1,375,029             40,000       1,335,029           0.0%
         ------------------
         Robert Perras, Jr.                               5,470              5,470               0           0.5%
         ------------------
         S. Mark Poler and Anne S. Poler (10)           100,002             40,000          60,002           0.0%
         ------------------
         S. Mark Poler and Anne S. Poler                 16,666             16,666               0           0.0%
         FBO-Andrew Carl Poler (11)
         ------------------
         S. Mark Poler and Anne S. Poler
         FBO-Gregory Thomas Poler (12)                   16,666             16,666               0           0.0%
         ------------------
         S. Mark Poler and Anne S. Poler
         FBO-Jonathan Daniel Poler (13)                  16,666             16,666               0           0.0%
         ------------------
         Steven Pack                                      8,750              8,750               0           0.0%
         ------------------
         James M. Quarto                                202,160             40,000         162,160           1.5%
         ------------------
         Alan M. Rothenberg                              17,500             17,500               0           0.0%
         ------------------
         Arthur F. Richer and Sylvia I. Richer,          33,333             33,333               0           0.0%
         JT TEN
         ------------------
         Doreen Rosen                                     5,470              5,470               0           0.0%
         ------------------
         Scott N. Roberts                                27,351             27,351               0           0.0%
         ------------------
         Wilfred J. Riley                                35,000             35,000               0           0.0%
         ------------------


                                       15

SELLING SECURITY HOLDERS - continued

         B&R Sutton Trust (14)                           24,358             24,358               0           0.0%
         ------------------
         Carol J. Sears and Thomas P. Sears, JT
         TEN                                             35,000             35,000               0           0.0%
         ------------------
         Dorothy Senich                                  13,000             13,000               0           0.0%
         ------------------
         Haynes W. Sheppard, Jr.                        400,000             40,000         360,000           3.2%
         ------------------
         Haynes W. Sheppard, Jr. and Frances K.          66,667             40,000          26,667           0.2%
         Sheppard, JT TEN
         ------------------
         Mark M. Stecker                                 66,667             40,000          26,667           0.2%
         ------------------
         Perry Sherwood                                  18,268             18,268               0           0.0%
         ------------------
         Robert J. Samokar                              150,000             40,000         110,000           1.0%
         ------------------
         Robert Scullin (15)                             25,000             25,000               0           0.0%
         ------------------
         Swan S. Stull                                  116,667             40,000          76,667           0.7%
         ------------------
         Todd Smith (16)                                 75,000             40,000          35,000           0.3%
         ------------------
         Trent S. Sutton                                369,626             40,000         329,626           3.0%
         ------------------
         Wilhelm Kurt Schwab                             37,000             37,000               0           0.0%
         ------------------
         Dean J. Trantalis                                2,735              2,735               0           0.0%
         ------------------
         Elaine J. Trantalis                          1,104,294             40,000       1,064,294           9.5%
         ------------------
         Jeffrey Trantalis                               31,887             31,887               0           0.0%
         ------------------
         Joe Towner                                      18,268             18,268               0           0.0%
         ------------------
         Joseph J. Tavormina (17)                        75,000             40,000          35,000           0.3%
         ------------------
         Lester F. Tobias and Linda L. Tobias,           35,000             35,000               0           0.0%
         JT TEN
         ------------------
         Louis Taranto (18)                             400,000             40,000         360,000           3.2%
         ------------------
         T3B Advisor Group LLC (19)                      48,715             40,000           8,715           0.1%
         ------------------
         Carla Vitucci (20)                              40,000             40,000               0           0.0%
         ------------------
         Venture Capital Resource, Ltd. (21)            450,000            450,000               0           0.0%
         ------------------
         Ronald Woyasz                                  130,940             40,000          90,940           0.8%
         ------------------
         Thomas W. Wilson and Lori B. Wilson,            40,000             40,000               0           0.0%
         JT TEN
         ------------------
         Timothy Wawrzynowicz                           420,000             40,000         380,000           3.4%
         ------------------
         Juan York (22)                                  75,000             40,000          35,000           0.3%
         ------------------


                                       16

SELLING SECURITY HOLDERS - continued

         Michael P. Yoquelet                             25,000             25,000               0           0.0%
         ------------------
         Paul L. Yoquelet and Victoria                  539,216             40,000         499,216           4.5%
         Yoquelet, JT TEN
         ------------------
         Joseph A. Zavaletta MD                           5,470              5,470               0           0.0%
         ------------------

         ------------------
         Total                                       15,264,585          4,201,519      11,063,066        100.00%
         ------------------

         Abbreviations:

     JT TEN means "joint tenants with right of survivorship"

     FBO means "for the benefit of"

(1) Anchor Bay Corporation is a Colorado corporation, controlled by Alfred A Wiesner and David Wiesner.

(2)  Lincoln  Trust Company is a wholly  subsidiary of Fiserv,  Inc., a publicly
     traded  company.   Lincoln  Trust  manages   self-administered   Individual
     Retirement Accounts for individuals, of whom Mr. Barton is one.

(2) Mr. Lewis provided consulting services to Gateway in 2001. He is a current employee of Gateway.

(4)  Megatel  LLC  is  a  limited  liability   company,   controlled  by  George
     DeBrincate.

(5) Mr. Nester is currently CEO and a director of Gateway and has held those positions since inception.

(6) B.G. Pappas and Karen Pappas are related to Mr. Peter Pappas, a director of Gateway.

(7) William Pappas and Peggy Pappas are related to Mr. Peter Pappas, a director of Gateway.

(8)  Frances M. Pappas is wife to Mr. Peter Pappas, a director of Gateway.

(9) Mr. Pappas is currently a director of Gateway and has held that position since inception.

(10) Dr. Poler is currently a director of Gateway and has held that position since October 2003. Anne Poler is his wife.

(11) Andrew Poler is the son of Dr. Poler, a director of Gateway.

(12) Gregory Poler is the son of Dr. Poler, a director of Gateway.

(13) Jonathan Poler is the son of Dr. Poler, a director of Gateway.

(14) B&R Sutton Trust is revocable living trust established Bernard and Romaine Sutton, controlled by Bernard Sutton.

(15) Mr. Scullin is a former employee of Gateway.

(16) Mr. Smith is a former employee of Gateway.

(17) Mr. Tavormina is currently Chief Technology Officer of Gateway.

(18) Mr. Taranto served as Gateway's Chief Financial Officer from 2001 to 2002.

(19) T3B Advisor Group LLC is a Colorado limited liability company, controlled by Trent Sutton.

(20) Ms. Vitucci is a former employee of Gateway.

(21) Venture Capital Resource, Ltd. is a Nevada corporation, controlled by Jay Smith.

(22) Mr. York is a current employee of Gateway.

Except as set forth in above footnotes, to our knowledge, none of the selling shareholders:

     1.   Has  had  a  material  relationship  with  Gateway  other  than  as  a shareholder  as noted  above at any time  within  the past  three  (3)
          years;
     2.   Has ever been an officer or director of Gateway; or
     3.   Are broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

     1. on such public markets or exchanges as the common stock may from time to time be trading;
     2.   in privately negotiated transactions; or
     3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.25. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliate holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board, the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.25 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers' fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

                                LEGAL PROCEEDINGS

No legal proceedings have been or are currently being undertaken for or against Gateway, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving Gateway are as follows:

Name                  Age  Positions Held                     Tenure
------------------- ------ ---------------------------------  ------------------
Andrew C. Nester      67   President, Secretary, Director     Since May 2001
Peter J. Pappas       76   Treasurer, Director                Since May 2001
S. Mark Poler         51   Director                           Since October 2003
Joseph Tavormina      48   Vice President and Chief           Since July 2001
                            Technology Officer
Benjamin C. Steele    55   Vice President Finance and         Since May 2004
                            Administration
Ross D. Waggoner      54   Vice President Site Operations     Since April 2004

The foregoing persons may be deemed "promoters" of Gateway, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

We currently have no employment contracts, consulting agreements or any other contracts, agreements or arrangements with any of our directors and officers and do not contemplate entering into any such contracts, agreements or arrangements with our directors and officers in the foreseeable future.

Andrew C. Nester, Age 67, has been President, Secretary and a Director of Gateway since our inception in May 2001. He will serve as a director until the next annual meeting of shareholders or until his successor is elected and qualified. From January 1997 to the present, Mr. Nester has also served as President and CEO of Pharos Management, Inc., a provider of consulting services for high technology companies and companies providing Internet access services over BRS spectrum. From April 1998 to December 2002, Mr. Nester served as operating manager of Sunbury Broadband, LLC, a provider of Internet access services over BRS spectrum in Sunbury, Pennsylvania. From January 2000 to August 2000, he served as President and CEO of LMA Systems, Inc., a provider of Internet access services over BRS spectrum, and from January 2000 to October 2000, he also served as a director of this company. From July 2001 to December 2002, he served as a director of ARC Wireless Solutions, Inc., a manufacturer and distributor of wireless equipment. He received a Bachelor of Science in Electrical Engineering degree from Pacific States University in 1962.

Peter J. Pappas, Age 76, has been Treasurer and a Director of Gateway since its inception in May 2001. He will serve as a director until the next annual meeting of shareholders or until his successor is elected and qualified. From September 1998 to December 2002, he was managing member of Sunbury Broadband, LLC, a provider of Internet access services over BRS spectrum in Sunbury, Pennsylvania. From October 1992 to December 2002, Mr. Pappas served as managing member of Shoreline Wireless, L.L.C. (formerly Shoreline Wireless Cable TV LLP), the owner of the basic trading area for BRS spectrum in Sunbury, Pennsylvania. From July 1991 to December 2003, he was President and a director of Las Vegas Wireless

Cable Inc., the owner of several frequencies in Las Vegas, New Mexico. Prior to these positions, Mr. Pappas was self-employed as a certified public accountant for 30 years. Mr. Pappas received a Degree in Accounting from the Sawyer School of Business in 1951.

S. Mark Poler, Age 51, has been a Director of Gateway since October 2003. He will serve as a director until the next annual meeting of shareholders or until his successor is elected and qualified. From September 1990 to the present, Dr. Poler has been an associate anesthesiologist for Geisinger Medical Center, in Danville, Pennsylvania. He received a Bachelor of Science in Medicine in 1975, and Doctor of Medicine from the University of California at San Francisco in 1978.

Joseph Tavormina, Age 48 has been Gateway's Chief Technology Officer since July 2001. He serves at the pleasure of the Board of Directors. From January 2002 to the present, he has been founder and President of Etherware LLC, a developer of mobile broadband wireless Internet access equipment which can provide Internet access to vehicles over satellite. From March 2000 to April 2001, Mr. Tavormina was Vice President Access Products for Proxim, a manufacturer of wireless networking equipment for Wi-Fi and broadband wireless networks. From August 1997 to March 2000, he was Founder and President of Ubiquity Communications, Inc., a provider of a wireless networking equipment. In March 2000, Proxim acquired Ubiquity Communications. Mr. Tavormina received a Bachelor of Science in Engineering from the Massachusetts Institute of Technology in 1976, and a Masters of Science in Engineering and Mechanical Engineering from the Massachusetts Institute of Technology in 1978.

Benjamin C. Steele, Age 55, has been Gateway's Chief Financial Officer since May 2004. He serves at the pleasure of the Board of Directors. From August 1999 to the present, he has been founder and a certified public accountant of Steele & Associates, LLC, a provider of tax and accounting services. Mr. Steele received a Bachelor of Science in Business Administration from the University of Nevada in 1972. Mr. Steele has not served as a director or officer of any other public company.

Ross D. Waggoner, Age 54, has been Gateway'sVice President of Site Operations since April 1, 2004. He serves at the pleasure of the Board of Directors. From January 2001 to May 2004, he was self-employed as a consultant, providing project management, consulting and management services to wireless Internet service providers. From September 1999 to December 2000, Mr. Waggoner was Director of Operations for NetStream, a division of FiberCom, a provider of Voice over IP services. From July 1997 to August 1999, he was General Manager in Portland, Oregon, for AT&T Broadband and Internet Services, a provider of cable broadband Internet services. Mr. Waggoner received Bachelor of Science in Business Administration from California State University at Chico in 1972.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 20, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


                                       Name and                            Amount and
    Title of Class           Address of Beneficial Owner           Nature of Beneficial Owner     Percent of Class
    -----------------
     Common Stock
    -----------------
                       Andrew C. Nester
                       President, Secretary, Director                       2,175,000 (1)                 13.37%
                       930 Tahoe Blvd., #802
                       Incline Village, NV 89451

    -----------------
                       Peter J. Pappas                                      1,450,350 (2)                  9.5%
                       Treasurer, Director
                       4 Butternut Drive
                       Norwich, CT 06360

    -----------------
                       Elaine J. Trantalis                                  1,138,916 (3)                  7.46%
                       11 Taylor Drive
                       Norwich, CT 06360

    -----------------
                       Billy G. Mullins and                                   836,765                      5.48%
                       Reba J. Mullins
                       14425 Auburn Road
                       Fort Wayne, IN 46845

    -----------------
                       Ross D. Waggoner                                             0                      0.00%
                       Vice President Site Operations
                       415 Sophia Street
                       Carson City, NV 89703-8804

    -----------------
                       Joseph Tavormina                                       375,000 (4)                  2.41%
                       Vice President and Chief Technology
                       Officer
                       5250 S. Virginia Street
                       Suite 340
                       Reno, NV 89502

    -----------------
                       S. Mark Poler                                          150,000 (5)                  0.98%
                       Director
                       8 Millwood Drive
                       Danville, PA 17821

    -----------------
                       Benjamin C. Steele                                     125,000                      0.81%
                       Vice President Finance and
                       Administration
                       704 W. Nye Lane, Suite 101
                       Carson City, NV 89703

                                       22

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - continued

    -----------------
                       All directors and officers as a group                4,275,350                     25.62%
    -----------------
  Series A Preferred
        Stock
    -----------------
                       S. Mark Poler                                        4,100,000 (6)                 77.36%
                       Director
                       8 Millwood Drive
                       Danville, PA 17821
    -----------------
                       W. Fred Hess                                         1,200,000                     22.64%
                       10 Millwood Drive
                       Danville, PA 17821
    -----------------
                       All directors and officers as a group                4,100,000                     77.36%
    -----------------

Notes:

(1)  Includes vested stock options for 1,000,000 shares held by Mr. Nester.

(2) Includes shares held by Frances Pappas (42,500 shares), B.G. Pappas and Karen Pappas (10,940 shares) and William Pappas and Peggy Pappas (21,881 shares). Mr. Pappas disclaims any beneficial interest in the shares held by B.G. Pappas and Karen Pappas, and William Pappas and Peggy Pappas.

(3) Includes shares held by Dean J. Trantalis (2,735 shares) and Jeffrey Trantalis (31,887 shares).

(4)  Includes vested stock options for 300,000 shares held by Mr. Tavormina.

(5) Includes shares held for the benefit of Andrew Carl Poler (16,666 shares), Gregory Thomas Poler (16,666 shares), and Jonathan Daniel Poler (16,666 shares).

(6) Includes shares held for the benefit of Andrew Carl Poler (200,000 shares), Gregory Thomas Poler (200,000 shares), and Jonathan Daniel Poler (200,000 shares).

                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of Gateway consists of 50,000,000 shares of common stock having a par value of $.001 per share, and 10,000,000 shares of preferred stock having a par value of $.001 per share.

Common Stock. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of Gateway, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors has the authority to fix the designation, rights, preferences, privileges and restrictions and number of shares of any such series by resolution. The Board of Directors also has the authority to amend the resolution establishing such series to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Series A Preferred Stock. The Series A Preferred Stock consists of 5,300,000 shares, all of which are issued and outstanding. The Series A Preferred Stock has the following rights and preferences.

     Dividends. The holders of the Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors, non-cumulative dividends at the rate of $.005 per annum per share. No dividends or other distributions shall be paid with respect to the common stock until dividends in the amount of $.005 per share on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. Dividends on the Series A Preferred Stock shall not be cumulative.

     Liquidation. (a) In the event of any liquidation, dissolution or winding up of Gateway, in which the aggregate consideration to be paid to the shareholders is less than or equal to a price per share of common stock (assuming conversion of the Series A Preferred Stock) of Five Cents ($0.05), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of to the holders of the common stock, the amount of Five Cents ($0.05) per share, plus all declared but unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount, then the entire assets and funds of Gateway shall be distributed ratably among the holders of the Series A Preferred Stock. After payment to the holders of the Series A Preferred Stock of the preferential amounts, the entire remaining assets and funds of Gateway, if any, shall be distributed among the holders of the common stock.

     (b) In the event of any liquidation, dissolution or winding up of Gateway, in which the aggregate consideration to be paid to the its shareholders is greater than a price per share of common stock (assuming conversion of the Series A Preferred Stock) of Five Cents ($0.05), the entire remaining assets and funds of Gateway, if any, shall be distributed pro rata among the holders of Series A Preferred Stock and common stock.

     Voting Rights. Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class).

     Conversion. (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time, into such number of shares of common stock as is determined by dividing Five Cents ($0.05) by the Conversion Price applicable to such share in effect on the date the conversion takes effect. The "Conversion Price" shall initially be Five Cents ($0.05) per share of common stock. Therefore, each share of Series A Preferred Stock is currently convertible into one share of common stock. The Conversion Price can be subject to certain adjustments as described below.

     (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then-effective Conversion Price Conversion Price, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of more than 50% of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, or
(ii) immediately upon the closing of the sale of the Gateway's common stock in a firm commitment, underwritten public offering registered under the Securities Act, the aggregate net proceeds to Gateway and/or any selling stockholders of which exceeds $5,000,000.

     (c) Adjustment of Conversion Price. In the event Gateway shall issue additional shares of common stock for a consideration per share less than the Conversion Price in effect (currently Five Cents ($0.05) per share, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price by a fraction:

A + B
-----
A + C

Where A = the number of shares of common stock outstanding immediately prior to such issue;

     B = the number of shares of common stock which the aggregate consideration received by Gateway for the additional shares of common stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance;

     C = the number of additional shares of common stock so issued.

     Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, Gateway shall not, without the vote or written consent by the holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

     (a) authorize or issue, or obligate itself to issue, any equity security, with powers, designations, preferences or relative, participating, optional or other special rights prior to or on a parity with the Series A Preferred Stock;

     (b) increase or decrease the authorized number of shares of Series A Preferred Stock;

     (c) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation or entity or effect any transaction or series of related transactions in which more than 50% of the voting power of Gateway is disposed;

     (d) liquidate, dissolve, recapitalize or reorganize;

     (e) amend Gateway's Articles of Incorporation or Bylaws;

     (f) purchase, redeem or otherwise acquire any common stock of Gateway, or pay or declare any dividend on (other than a pro rata dividend payable solely in common stock) or make any other distribution in respect of any common stock of Gateway, other than the repurchase of shares of common stock that are subject to stock repurchase.

These protective provisions shall terminate upon the earlier of: (i) the date specified by vote or written consent or agreement of holders of more than 50% of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of the sale of Gateway's common stock in a firm commitment, underwritten public offering registered under the Securities Act, the aggregate net proceeds to Gateway and/or any selling stockholders of which exceeds $5,000,000.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in Gateway.

                             DESCRIPTION OF BUSINESS

                              Corporate Information

We were incorporated under the laws of the State of Nevada on May 24, 2001. Our executive offices are located at 415 Sophia Street, Carson City, NV 89703-8804, and our telephone number is (775) 841-7442.

                                    Overview

We provide tailored broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. We deploy licensed radio spectrum(a) to provide data services to our customers' premises from one or more base stations that we install in each market, each of which can serve multiple customers at multiple locations within range of each base station (approximately 5 to 8 miles using our current equipment). We use licensed radio spectrum(b) in different bands to connect our base stations to a central station in a point to point configuration in each market. We connect our central stations to each other and to Internet access points using fiber optic cable. We occasionally deploy unlicensed spectrum to provide connectivity throughout a customer's premises (commonly known as "Wi-Fi") and to provide data services to our customers' premises in select markets where licensed spectrum may not be available. We hold FCC licenses for BRS spectrum in Sunbury, Pennsylvania, and Lynchburg, VA, lease BRS spectrum in Wilkes-Barre/Scranton, Pennsylvania, and, in March 2004, we acquired the leasehold rights for BRS spectrum for an additional 25 communities in Oklahoma, Texas, Kansas and Illinois (See "Description of Properties"). In July, 2003, we signed a 5-year contract to provide broadband data, voice, video and Internet access solutions to Geisinger Health System, one of the country's largest rural health care providers, with two hospitals, 590 physicians, 8,530 employees (including physicians), and 49 primary care sites, serving 38 contiguous counties in Pennsylvania. In September, 2003, we began to offer services in our Pennsylvania markets and currently have over 100 customers. In May, 2004, we acquired Purelink.net, Inc., a Colorado corporation, which is offering wireless Internet access services in Albuquerque, New Mexico, and has approximately 160 customers. We intend to expand into eleven additional markets in the next 12 months

(described in more detail in "Business Strategy" below) and may expand into additional markets depending on the availability of funding.

___________________________________

(a) For this purpose, we use licensed radio spectrum in the 2.5 gigahertz band. Historically, the FCC called this spectrum band by three different names:
Multipoint Distribution Service (MDS), Multichannel Multipoint Distribution Service (MMDS), and Instructional Television Fixed Service (ITFS). On June 10, 2004, the FCC renamed the MDS and BRS spectrum bands as Broadband Radio Service
(BRS). Generally, in this document, we refer to all of these spectrum bands as BRS.
(b) For this purpose, we use licensed radio spectrum in the 6, 11 and 18 gigahertz bands, commonly referred to as millimeter and microwave spectrum.

                              Business Development

We were formed in May 2001.

In June 2001, we signed an agreement with Sunbury Broadband, L.L.C., a Connecticut limited liability company ("Sunbury Broadband"), pursuant to which we issued 2,500,000 shares of common stock to Sunbury Broadband, and agreed to pay Sunbury Broadband $920,000 if certain conditions were met. In return,
Sunbury Broadband assigned to us all of its agreements and assets in Wilkes-Barre/Scranton, Sunbury and State College, Pennsylvania, and we took over the operations of its wireless Internet access service in those communities. In addition, we agreed to pay Sunbury Broadband 50% of all revenues collected from customers in those areas from July 1, 2001, until final payment under the agreement was made. We never made the payment of $920,000. In December, 2002, Sunbury Broadband agreed to forgive the obligation to make the payment of $920,000, agreed to make the assignments of the June 2001 agreement permanent, and agreed to convey and transfer all of its assets to us for no additional consideration. During this entire period, Peter Pappas served on our board of directors and was sole manager and a member of Sunbury Broadband. No finder's fees were paid to any person in connection with this transaction.

In June 2001, we signed an agreement with Lynchburg MDS, L.L.C., a Virginia limited liability company ("Lynchburg MDS"), pursuant to which we issued 500,000 shares of common stock to Lynchburg MDS, and agreed to pay Lynchburg MDS $500,000 if certain conditions were met. In return, Lynchburg MDS assigned to us all of its agreements and assets in Lynchburg, VA. We never made the payment of $500,000. In December, 2002, Lynchburg MDS agreed to forgive the obligation to make the payment of $500,000, agreed to make the assignments of the June 2001 agreement permanent, and agreed to convey and transfer all of its assets to us for no additional consideration. During this entire period, Peter Pappas served on our board of directors and was a member of Lynchburg MDS. No finder's fees were paid to any person in connection with this transaction.

In June 2001, we signed an agreement with Shoreline Wireless, L.L.C., a Connecticut limited liability company ("Shoreline Wireless"), pursuant to which we issued 1,000,000 shares of common stock to Shoreline Wireless, agreed to assume the obligations of Shoreline Wireless to pay $76,000 to the FCC and agreed to pay Shoreline Wireless $250,000 if certain conditions were met. In return, Shoreline Wireless assigned to us all of its agreements and assets in Sunbury, Pennsylvania, including its license from the FCC to the Basic Trading Area $437 for Sunbury, Pennsylvania. We never made the payment of $250,000. In December, 2002, Shoreline Wireless agreed to forgive the obligation to make the payment of $250,000, agreed to make the assignments of the June 2001 agreement permanent, and agreed to convey and transfer all of its assets to us for no additional consideration. We also agreed to permanently assume the obligations of Shoreline Wireless to pay $76,000 to the FCC. During this entire period, Peter Pappas served on our board of directors and was a manager and a member of Shoreline Wireless. No finder's fees were paid to any person in connection with this transaction.

In March 2004, we successfully bid on certain spectrum leases and other related assets being auctioned by Nucentrix Broadband Networks, Inc. in its bankruptcy proceeding in the United States Bankruptcy Court for the Northern District of Texas. An order of the bankruptcy court awarding the assignment of these spectrum leases to us was entered on March 10, 2004. Pursuant to this order, we assumed the obligations and received the leasehold rights for BRS spectrum for 25 communities in Oklahoma, Texas, Kansas and Illinois, which had originally been leased by Nucentrix. Additional information about these leases can be found in "Description of Properties" below.

In May 2004, we signed an agreement with the shareholders of Purelink.net, Inc., a Colorado corporation ("Purelink"), pursuant to which we issued 1,999,999 shares of common stock to the shareholders of Purelink in return for the assignment of all of the outstanding shares of Purelink to Gateway (See Exhibit 3.8). This transaction was structured as a tax-free reorganization pursuant to
Section 368 of the Internal Revenue Code and, as a result, Purelink became our wholly owned subsidiary. Purelink operates a wireless Internet service provider business in Albequerque, New Mexico, using un-licensed spectrum.

                           Current Business Operations

We currently have a corporate office in Carson City, Nevada and two field offices, one in Danville, Pennsylvania and the other in Albuquerque, New Mexico. We have five employees located in our Carson City office, who provide all billing, technical support, network support, marketing, business administration, accounting, human resources, and other corporate functions. We have four employees located in our Danville, Pennsylvania, office, who provide sales, local support and installation services for our Danville, Wilkes-Barre and Scranton, Pennsylvania, markets. We have one employee located in our Albuquerque, New Mexico, office who provides technical support to that market. We also have a commission-only sales contractor who provides sales services in Albuquerque, New Mexico. As we add customers in each market, we will be adding employees as necessary to support operations. As we open additional markets, we would open field offices in those markets to provide sales, local support and installation.

We have selected PointRed Technologies, Inc., of San Jose, California, as our preferred provider of the equipment we need to provide data services over BRS spectrum. We believe that PointRed currently provides the best cost/performance ratio of all equipment manufacturers available today, and we intend to use their equipment until better alternatives are developed. PointRed currently offers a BRS base station based on their microcell model which can serve 60 simultaneous users for approximately $10,000 installed. This equipment can operate in non-line of sight configurations, increasing our flexibility to reach potential customers. PointRed has concentrated its marketing and sales efforts in international markets, and has 3,000 units installed in seven markets world-wide. Similar capabilities are available from other manufacturers at substantially higher prices.

Pennsylvania. In our Pennsylvania markets, we are engaged in sales and marketing efforts to acquire new customers.

We have two important relationships in our Pennsylvania markets. Neither relationship is material to our business, and the loss of either relationship would not have a material impact on our business.

     Geisinger Health System. In July, 2003, we signed a contract to provide broadband data, voice, video and Internet access solutions to Geisinger Health System (www.geisinger.org), one of the country's largest rural health care providers, with two hospitals, 590 physicians, 8,530 employees (including physicians), and 49 primary care sites, serving 38 contiguous counties in Pennsylvania. Pursuant to this contract, we are authorized to connect all of Geisinger hospitals, clinics and many of its physicians and employees (at their homes) with a wireless network featuring point to point connections using millimeter and microwave spectrum or fiber, linking different cities where their facilities are located, and point to multipoint connections using BRS spectrum to link individual sites within closely spaced locales. We will also provide a virtual private network for the use of all of Geisinger's employees. Our contract with Geisinger has no fixed term, and can be terminated by either party upon written notice to the other party. The contract does not provide for a fixed schedule for fees for services. As each part of the network is designed and is ready for installation, the parties negotiate fees for the services which will be provided by this portion of the network. Typically, each portion of the network provides services to a particular Geisinger facility. The fees for each portion of the network depends on the bandwith provided, the number of users, and/or the specific services provided. We have begun to design, engineer, and install the wireless network and have completed approximately 10% of the total network build-out. Depending on the availability of financing, we will complete the installation of the full network by September 2004.

We are not dependent on any single customer. Our relationship with Geisinger Health System is important to provide us with credibility with other business customers in the markets in which Geisinger facilities are located, but has never provided more than 20% of our revenues during any period.

     Digital  Freedom.  In  September  2003,  we  signed  a  strategic  alliance agreement with Digital Freedom (www.dfnow.com), an Internet service provider located in Scranton, Pennsylvania. Digital Freedom has over 5,500 dial-up and 217 DSL Internet access customers in eastern Pennsylvania. Digital Freedom has three salespeople in the area, and an active marketing campaign to sign up new customers. Pursuant to the strategic alliance agreement, Digital Freedom will provide dial-up Internet access to Gateway's customers in Scranton, Pennsylvania, and will resell Gateway's advanced wireless services to its own customers in Wilkes-Barre, Pennsylvania. Gateway will receive 50% of all revenues generated in the Scranton market. Digital Freedom will receive 30% of all recurring revenues generated in the Wilkes-Barre markets (excluding any revenues related to Geisinger). We expect that this alliance will allow us to more quickly penetrate these markets than we could with our own resources. The contract with Digital Freedom has a one year initial term ending September 15, 2004, and may be renewed for additional one year periods upon the mutual consent of both parties. The contract may be terminated in the event of default upon sixty days written notice, unless the default has been cured during such period. Digital Freedom and Gateway may extend this relationship to other markets by mutual consent (See Exhibit 3.6).

New Mexico. Through our newly acquired subsidiary (Purelink), we operate a wireless Internet service provider business in Albuquerque, New Mexico, using un-licensed spectrum. As of May 31, 2004, we had 160 wireless Internet access customers. We have begun work to convert Purelink's system to licensed BRS spectrum. We intend to build three cell sites in this market using BRS spectrum


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DESCRIPTION OF BUSINESS - continued

and as these cell sites become operational, we will switch our customers to this system. Upon completion of each cell, we intend to launch a marketing and sales campaign to prospective customers within the range of each cell. We also intend to explore a relationship with a Internet service reseller to support customer acquisition.

                                Business Strategy

Our long-term business strategy is to provide fixed, portable and, ultimately, mobile broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. In many of these smaller markets, our competitors have generally not invested in the physical infrastructure to provide cable broadband or DSL services, or provide such services to the entire market. For many potential business customers, cable and DSL solutions may be simply unavailable due to physical range limitations or the lack of infrastructure investment in these markets by the larger companies who control the copper wire and cable systems. The regional telephone companies often offer T1 lines in these markets at prohibitively expensive rates. Consequently, potential business customers who wish to take advantage of the productivity gains and competitive advantages of broadband Internet solutions find that there are few options for broadband services. Our wireless technologies require no backhoes or trenches to implement and may be the only economically attractive solution in the medium and small markets which we have identified for our services. When we have received a license from the FCC for particular radio spectrum, we will have exclusive rights to use that radio spectrum to offer our services.

Our initial target customers in each market will be larger institutions such as hospitals, medical offices, colleges and universities, government agencies, hotels/motels, and small to medium-sized businesses with multiple locations. Once our wireless/fiber network is in place and operating for these larger customers, we will offer service to small office/home office customers, telecommuters and purely residential customers. In every case, our focus will be not just providing Internet connectivity, but additional broadband services tailored to customer needs. Our services will include traditional services offered by Internet service providers, such as email, web design and hosting, and co-location, as well as tailored point-to-point enterprise and institutional connectivity solutions, tailored bulk bandwidth solutions, and virtual private networks to connect multiple office locations. In the future, we expect to offer data communication back-haul services for large institutions, Voice over IP solutions for Internet telephony, custom video applications (streaming video broadcasts, video conferencing), and a variety of specialized application software solutions for specific industry niches (medical, legal, accounting).

We tailor the build-out of our network based on the topology of a specific area and the needs of key customers within that area. As a result of our choice of technology, approach and expertise, we have the ability to provide wireless service in a wide variety of environments at cost that is usually lower than competing copper wire and cable systems. Historically, the BRS spectrum that we use has required that customer antennas have a clear line of sight to a base station. This requirement may limit the number of customers that can be served, as hills, trees and other obstacles may block the signal. We use equipment that can often overcome non-line of sight situations, increasing our flexibility to reach potential customers. We typically set up micro-cells utilizing base stations that can cover a radius of 3 to 8 miles using BRS spectrum to multiple customers within the range of that base station. Typically, a base station broadcasts its signal in a full 360-degree pattern. However, by using


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

DESCRIPTION OF BUSINESS - continued

specialized antennas, we can broadcast the signal in smaller range. For example, one antenna can broadcast in the range from 0 to 90 degrees, and a second antenna in the same location can broadcast from 91 to 180 degrees, and so on. Using this technique, we can easily increase our capacity to serve multiple customers in a particular cell. If a single transmitter can handle 60 customers in a 360 degree configuration, by putting four transmitters in the same location, but having each only broadcast in a 90 degree range, we can serve 240 customers from the same location. We can use ranges as small as 60 and as large as 180 degrees, as necessary to serve the customers in a particular area. We then link these base stations to our network using licensed millimeter and microwave spectrum (6, 11,18 and 38 GHz) in a point to point configuration. To link all of our markets together and link them to the Internet, we will use fiber links where available, or build additional point to point wireless links. This network architecture gives us two significant advantages. First, since we have wireless links over the last mile, we can reach additional customers over increased distances without significant additional capital costs. Adding a new customer within an existing cell requires only adding customer premise wireless equipment at the customer's location. Second, we bypass the regional Bell operating companies entirely, and pay no recurring service or access fees to any third party in order to reach our customers. We can connect our customers to the Internet entirely over our own proprietary wireless network.

Over the next 12 months, we intend to introduce our services to eleven additional markets. Our current roll out plan is as follows

         Bloomsburg, PA                     July 2004 - October 2004
         Santa Fe, NM                       August 2004 - November 2004
         Lubbock TX (site one)              August 2004 - November 2004
         Lubbock TX (site two)*             August 2004 - November 2004
         Stroudsburg, PA                    September 2004 - December 2004
         Allentown, PA                      October 2004 - February 2005
         Lewisburg, PA                      November 2004 - February 2005
         Auburn, AL                         December 2004 - March 2005
         Reno, NV                           January 2005 - April 2005
         Carson City, NV                    January 2005 - April 2005
         Champaign, IL                      February 2005 - May 2005
         Peoria, IL                         March 2005 - June 2005

*Lubbock, TX, is a large geographic market, and will require two cell sites for optimal coverage.

Equipment Distribution. In January 2004, we signed an exclusive distribution and resale agreement with PointRed which makes us the exclusive reseller of PointRed equipment in the United States. We believe that this may result in an important second source of revenue over time, as we can leverage our own installation and operation experience by consulting and selling PointRed equipment to other operators (See Exhibit 3.7). Our contract with PointRed provides a schedule of prices for each of the products we wish to purchase. PointRed has the right to change such prices upon 60 days written notice; however, the contract guarantees that we will receive a fixed gross margin on each product. Our contract with PointRed has a two year term ending January 7, 2006, and will automatically be renewed for successive two year term, unless one of the parties sends a notice of termination sixty days prior to the end of the initial or any subsequent term. Our contract further provides that, to remain the exclusive distributor of PointRed's BRS products in the United States, we must purchase a certain minimum level of products. The minimum levels are $150,000 worth of products in the first quarter of 2004, $250,000 worth of products in the second quarter of 2004, a total of $1,000,000 worth of products in the first year of the agreement, and

$350,000 worth of products per quarter during the calendar year 2005. We have not met our minimum purchase requirement for the first quarter of 2004, but we have not received any notice from PointRed terminating our exclusive distribution rights in the United States. In discussions with management of PointRed, we have been assured that this requirement will be suspended until we have obtained sufficient funding to complete it.

Currently, we expect to meet our purchase obligations to PointRed through the equipment we will purchase for our own needs as we roll out services in our own markets. We are considering setting up a separate subsidiary, with separate funding, to market and sell PointRed equipment to third parties in the United States. We would expect to seek separate funding for this project.

                              Government Regulation

FCC Regulations. BRS spectrum is subject to regulation by the FCC under the Communications Act of 1934, as amended ("Communications Act"). Pursuant to the Communications Act, the FCC has the power, among other things, to issue, revoke, modify and renew station licenses, approve the assignment and/or transfer of control of such licenses, and approve the location and technical parameters of BRS equipment.

On June 10, 2004, the FCC adopted a Report and Order ("Order") and Further Notice of Proposed Rulemaking (FCC 04-135) that made significant changes to the rules governing the BRS spectrum. The Order replaced the existing regulations for BRS spectrum with new rules, including a new nationwide spectrum plan and geographic service areas that would accommodate deployment of advanced wireless services, including fixed, portable and mobile services.

New Spectrum Plan. The old BRS spectrum plan was designed for transmission of television programming. The transmissions were all one-way, from a central high power transmitter to passive receivers at each home or business. In 1998, the FCC adopted rules to allow two-way digital services over this same BRS spectrum. These rules allowed operators like us to offer data services in which the customer can transmit information from their premises back to our base station, and we can transmit information back to the customer from our base station. These two-way rules did not change the existing band plan for BRS spectrum.

The Order re-organized the BRS spectrum to provide for one or more ranges of contiguous spectrum specifically for low-power two way data services, and another range of contiguous spectrum specifically for high power one way transmissions. By grouping high and low power transmissions into separate ranges, the new band plan reduced the likelihood of interference caused by incompatible uses and created incentives for the development of low-power, cellularized broadband operations, which were inhibited by the prior band plan. The new band plan will make it easier for us to acquire usable spectrum, deploy our data services, and operate without radio interference from high power transmitters in our markets. This will reduce the cost to deploy services in a particular market and simplify the engineering required to install and operate transmitters. The new band plan, by reducing the issues related to radio interference, will improve our ability to provide a high level of customer satisfaction.

Geographic Service Areas. The Order replaced the site-by-site licensing system for BRS spectrum with rules modeled on more flexible cellular telephone regulations, allowing licensees to construct and operate facilities within defined geographic service areas. Under the old rules, we were required to file applications with the FCC for each transmitter that we wish to install in a


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DESCRIPTION OF BUSINESS - continued

market. Each application required an engineering report and was subject to FCC review. We had to demonstrate that a proposed transmitter did not violate interference standards in the FCC-protected area of previously-authorized BRS stations. A BRS license holder generally is protected from interference from another holder within a 35-mile radius of the base station called a "protected service area." The Order sets up defined geographic services areas, and allows operators to install low-power transmitters within that area without filing an application for each transmitter. These changes will make it less costly for us to roll-out services in a particular market.

Transition Rules. The Order establishes a new mechanism for transition from the existing band configuration to the new BRS spectrum plan. Operators will have a three-year period during which they may propose transition plans for relocating existing transmitters of all other licensees within the same Major Economic Area ("MEA") to new spectrum assignments in accordance with the new BRS spectrum plan. Operators must notify all licensees in the MEA and file their plans with the FCC. This will trigger a 90-day transition planning period during which licensees negotiate and coordinate their transition with other licensees in the MEA. Transitions to the new band plan must be completed within 18 months of the conclusion of negotiations.

These rules will permit us to take an active role in restructuring the spectrum assignments in each of our markets. By restructuring spectrum assignments, we will reduce problems with radio interference with other operators in the same markets, and offer our services with less technological problems.

Regulation of Internet Service Providers. Congress has passed a number of laws that concern the Internet, including the Digital Millennium Copyright Act, the Children's Online Privacy Protection Act, the Children's Online Protection Act and the Protection of Children from Sexual Predators Act of 1998. A number of states and foreign countries have enacted or proposed similar legislation. Generally, these laws provide liability limitations for Internet service providers that do not knowingly engage in unlawful activity. We do not anticipate that compliance with these laws will have an adverse impact on us. However, we may be required to implement operating guidelines to comply with the laws and could be subject to liability if we fail to implement appropriate guidelines or otherwise violate any of these new laws.

Regulation of Telecommunications Services. If we begin providing wireless telecommunications services or voice over IP services, we may be subject to a variety of FCC and state regulation of our interstate and intrastate telecommunications services, respectively. Although the FCC currently does not consider voice over IP services to be telecommunications services, and thus does not regulate them as such, this position could change. Moreover, the regulatory status of voice over IP is unsettled at the state level, and a number of states have indicated that they will assert or attempt to assert regulatory jurisdiction over at least some voice over IP services. If we begin providing voice over IP, we may be subject to regulation in some states but not in others.

Other Regulations. As a lessee of antenna structure space, we indirectly (through contractual commitments) may be subject to Federal Aviation Administration regulation and FCC registration for the construction, maintenance and lighting of transmission towers and by certain local zoning regulations affecting construction of towers and other facilities. Federal environmental regulations, state and local environmental land use regulations and zoning regulations also may apply.

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

DESCRIPTION OF BUSINESS - continued

                                   Competition

High-Speed Internet Competition

The Internet access market is highly competitive. We face competition from many Internet access and service providers with significantly greater financial resources, well-established brand names and large, existing customer bases. Our competition in this industry includes:

Traditional Internet Service Providers ("ISPs"). ISPs provide Internet access to residential and business customers. These companies can:

     provide Internet access over incumbent local exchange carriers' ("ILECs") telecommunications networks at high speeds,

     offer digital subscriber line ("DSL")-based access using their own DSL services, or DSL services offered by ILECs and others, and have significant and sometimes nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based incumbent and competitive carriers.

Significant ISPs include AOL Time Warner, Inc. ("AOL"), Microsoft Corporation and EarthLink, Inc.

Incumbent Local Exchange  Carriers.  ILECs,  such as SBC  Communications,  Inc.,
Verizon Communications, Inc. and Qwest Communications International, Inc. ("Qwest") have existing metropolitan area networks and circuit-switched local access networks. Incumbent carriers have deployed commercial DSL services in certain areas and are combining their DSL service with their own Internet access services. The incumbent carriers generally have an established brand name in their service areas and possess sufficient capital to deploy DSL services rapidly.

Interexchange Carriers (IXC). Many of the interexchange carriers, such as AT&T Corporation, WorldCom and Sprint, have the capability to support high-speed, end-to-end networking services. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong name recognition. These companies increasingly are bundling their services to include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. Other carriers, such as Qwest and Level 3 Communications, Inc., are managing high-capacity, nationwide Internet protocol, or "IP," networks and partnering with ISPs to offer a range of services to businesses and consumers.

Cable Modem Service Providers. Cable modem service providers, like the Time Warner Cable division of AOL, Comcast Corporation, Cox Communications, Inc., Service Electric Cablevision, CATV Service, Inc. and Adelphia Communications Corporation, among others, currently offer consumers and businesses high-speed Internet access over hybrid fiber coaxial cable networks. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds (though often unidirectionally).

Satellite and Other Fixed Wireless Providers. We will face competition from satellite-based systems. Hughes Network Systems, a unit of Hughes Electronics Corporation (through its DirecWay brand), currently offers two-way broadband satellite service. In addition, many local and regional ISPs use unlicensed spectrum to offer terrestrial fixed wireless high-speed Internet access.

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

DESCRIPTION OF BUSINESS - continued

Competitive Local Exchange Carriers. We expect competitive local exchange carriers ("CLECs") to offer DSL-based data services. Traditional CLECs, including Allegiance Telecom, Inc., McLeodUSA Incorporated, D&E Communications and Birch Telecom, have extensive fiber-based networks in numerous metropolitan areas and are capable of providing voice and high-speed data services to businesses.

3G Wireless. We also expect more competition from 3G wireless providers, as commercial mobile radio service providers begin to deploy 3G services in their spectrum bands. The successful deployment of 3G wireless services could significantly expand the availability of broadband services, especially to consumers that currently are unserved by wireline connections.

Many of these competitors are offering, or may soon offer, and services that will directly compete with some or all of our service offerings. We may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources. We believe the principal competitive factors that we face include: transmission speed, reliability of service, ability to bundle services, price performance, customer support, brand recognition, operating experience, and capital availability.

For a further discussion of competition in this industry, see "Business -- Risk Factors." The Internet access market is highly competitive. Because many competitors in our markets are well established and have resources significantly greater than those available to us, we may not be able to establish a significant number of Internet access customers in our markets. On the other hand, our moderate deployment costs may permit us to deploy and compete successfully in markets that do not provide adequate return on investment for other, typically larger, competitors.

                                    Employees

As of May 31, 2004, we have ten full time employees and one commission-only sales contractor. None of our employees is subject to a collective bargaining agreement. We have experienced no work stoppages and believe that we generally have good relations with our employees. We also use consultants and contract workers as necessary for special projects and special temporary needs.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

During the next twelve months, our primary focus will be adding customers in our currently operating markets: Danville, Wilkes-Barre and Scranton, Pennsylvania, and Albuquerque, New Mexico. We will be building out our network in Pennsylvania to support our contract to provide services to Geisinger Health System. We also intend to introduce our services to eleven additional markets. Our current roll out plan is as follows

         Bloomsburg, PA                     July 2004 - October 2004
         Santa Fe, NM                       August 2004 - November 2004
         Lubbock TX (site one)              August 2004 - November 2004
         Lubbock TX (site two)*             August 2004 - November 2004
         Stroudsburg, PA                    September 2004 - December 2004
         Allentown, PA                      October 2004 - February 2005
         Lewisburg, PA                      November 2004 - February 2005
         Auburn, AL                         December 2004 - March 2005
         Reno, NV                           January 2005 - April 2005
         Carson City, NV                    January 2005 - April 2005
         Champaign, IL                      February 2005 - May 2005
         Peoria, IL                         March 2005 - June 2005

*Lubbock, TX, is a large geographic market, and will require two sites for optimal coverage.

Capital Expenditures. The cost of equipment and installation to build a single cell site averages $45,000. The total cost to build the three cell sites in Albuquerque, New Mexico and the twelve cell sites set forth above is estimated to be approximately $675,000.

In the next 12 months, we are also planning to build a network support center in our Carson City, NV facility, and a backup network support center at another location still to be determined. We estimate that the equipment and installation costs for both projects will be $175,000.

We are planning to complete our wireless network in Pennsylvania to support our commitment to Geisinger Health System and other customers. We estimate that the equipment and installation costs will be approximately $80,000.

We are required to purchase the equipment that will enable our customers to receive our radio signal. This equipment is currently estimated at $400 per customer. We intend to own this equipment and provide it to customers as part of our service contract. We have projected that we could have 1,5000 customers on all of our networks at the end of 12 months. We estimate that the total cost of the customer premises equipment required to serve these customers is $600,000.

Total capital expenditures for all of these projects listed above are estimated at $1,530,000.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION - continued

BRS Spectrum Acquisition and Maintenance. We intend to look for opportunities to acquire BRS spectrum licenses or leasehold interests in such licenses in additional markets in the United States. We believe that we can lease BRS spectrum on long term leases, and acquire BRS spectrum licenses for cash, stock, or through leases with options to purchase. We will also trade or sell BRS spectrum rights to other operators in order to arrive at optimal configurations in the markets where we intend to offer our services. We have estimated that we will spend approximately $850,000 to acquire or maintain our BRS spectrum rights over the next twelve months.

Operations. We estimate that we will spend approximately $1,000,000 over the next 12 months to operate our networks and support our customers as we roll out services in fifteen markets. These will include costs of customer equipment installation, network operations, and customer support.

Sales and Marketing. We estimate that we will spend approximately $585,000 over the next 12 months to sell and market our services in fifteen markets. As we open each market, we will open a field office staffed with at least one sales person, and additional personnel as necessary.

General and Administrative. We estimate that we will spend approximately $650,000 over the next 12 months on general and administrative expenses. These will include cost of operating our headquarters office in Carson City, Nevada, and providing billing, technical support, network support, marketing, business administration, accounting, and human resources support for all of our markets.

Legal. We estimate that we will spend approximately $350,000 over the next 12 months on legal fees. These will include the cost of complying with the requirements of a publicly reporting company under the Exchange Act of 1934, costs associated with private placements or public offering to raise funds, costs associated with BRS spectrum acquisition, and other transactions.

Satisfying Obligations to Geisinger Health Systems, Digital Freedom and PointRed. There will be no special costs necessary to meet our obligation to Geisinger Health Systems, once we have completed our infrastructure development in our Pennsylvania markets.

There will be no special costs associated with our agreement with Digital Freedom. We will have only standard costs of customer premises equipment, installation and administrative costs associated with adding customers generated by Digital Freedom.

We will meet our obligations to PointRed through purchases of PointRed equipment for our own markets. At this time, we do not foresee any special costs or expenses associated with our agreement with PointRed.

Revenues. We estimate that we will generate approximately in $1,565,000 in revenues from customers as we roll out services in our fifteen markets over the next 12 months.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION - continued

Cash Requirements. We estimate that our operating cash requirements over the next 12 months are as follows:

         Capital expenditures                           $1,530,000
         BRS Spectrum Acquisition and Maintenance         $850,000
         Operations                                     $1,000,000
         Marketing                                        $585,000
         General and Administrative                       $650,000
         Legal                                            $350,000
                                                       -----------
         Total Cash Required                            $4,965,000

         Less Forecasted Revenue                       ($1,565,000)

         Investment Funds Needed                        $3,400,000

To meet our cash requirements for the next twelve months, we will need to raise additional capital to continue operations. We will seek to raise up to $5 million in new capital through the sale of debt and/or equity securities in private placements or public offerings. We also may seek additional capital if we consummate any significant acquisitions or strategic alliances, or determine that market conditions are appropriate for such financing. There can be no assurance that financing will be available on acceptable terms or in a timely manner, if at all.

   Results of Operation for Year Ended December 31, 2003 and December 31, 2002

We generated revenue of $3,179 for the year ended December 31, 2003 compared to revenue of $28,032 for the year ended December 31, 2002. We were founded in May 2001 and took over operations of a wireless Internet service from Sunbury Broadband LLC. The collapse of the telecommunications stock market bubble and the terrorist attack of September 11, 2001, reduced opportunities for us to raise additional capital. In March 2002, we ceased active operations and by July 2002, we had terminated all employees. The revenues for the year ended December 31, 2002, reflect the termination of active operations for last nine months of the year.

In November 2002, we was contacted by Geisinger Health System who expressed interest in our wireless service. In December, 2002, Sunbury Broadband, Lynchburg MDS, and Shoreline Wireless agreed to forgive our obligations to make payments of $920,000, $500,000, and $250,00, respectively, agreed to make the assignments of the June 2001 agreements permanent, and agreed to convey and transfer all of their assets to us for no additional consideration. In January 2003, we began the process of qualifying a new wireless equipment vendor
(ultimately, PointRed Technologies was selected for its price/performance ratio), and developing a new design for a wireless Internet access system using such equipment. In March 2003, we completed a new network design, and installed two trial sites in May 2003. We signed our agreement with Geisinger Health System in July 2003. Testing and deployment of beta sites continued through
September 2003. An inventory shortage at our equipment vendor as its manufacturing was transferred overseas delayed the roll-out of additional sites (this transfer has been completed and the risk of equipment shortages from this vendor is not material). In September 2003, we began sales and marketing efforts and started to offer commercial services. The revenues for the year ended December 31, 2003, reflect the commencement of active operations only in the last three months of the year.

Net losses for the year ended December 31, 2003, of $649,850 compared to net losses of $177,537 for the year ended December 31, 2002. The increased loss reflects the engineering, development, and marketing costs of resuming active operations in 2003.

We had total assets of $277,308 at December 31, 2003, compared to total assets of $120,484 at December 31, 2002, reflecting an increase in cash, inventory and equipment acquired to support our resumption of commercial wireless operations.

We had total current liabilities of $202,979 at December 31, 2003 compared to total current liabilities of $180,033 at December 31, 2002, reflecting the net effect of a reduction of accounts payable and payments made to the FCC for our licensed frequency, and our receipt of short term loans from shareholders to fund operations.

At December 31, 2003, we had $59,724 in working capital, compared to $11,019 in working capital at the year ended December 31, 2002, reflecting the additional financing obtained from loans and private placements of 3,548,453 shares of common and 4,600,000 shares of Series A Preferred Stock in 2003. We expect to continue to incur losses at least through fiscal year 2004, and there can be no assurance that we will achieve or maintain profitability, generate revenue or sustain future growth.

                       General and Administrative Expenses

General and administrative expenses were $98,293 for the year ended December 31, 2003, compared to $28,170 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the re-commencement of active operations in 2003. We expect such expenses to increase as our operations grow.

                      Engineering and Professional Expenses

Engineering and consulting expenses were $412,085 for the year ended December 31, 2003, compared to $59,879 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the expenses incurred in connection with the planning, designing and engineering required to develop our wireless network in 2003.

Professional and legal expenses were $ 81,339 for the year ended December 31, 2003, compared to $6,317 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the expenses incurred in connection with our reorganization and financing in 2003.

                         Liquidity and Capital Resources

At December 31, 2003, our total assets of $277,308 exceeded current liabilities of $202,979. At December 31, 2002, our total assets of $120,484 were exceeded by current liabilities of $180,033. At December 31, 2003, we had working capital of $59,724, compared to December 31, 2002, where we had working capital of $11,019. We sold 3,548,453 shares of common stock for an aggregate of $521,768 and 4,600,000 shares of Series A Preferred Stock for an aggregate in $230,000 in 2003. We also issued 44,000 shares of common stock in payment for services received valued at $6,600.

Results of Operation for Three-Month Period Ended March 31, 2004 and March 31, 2003

We generated revenue of $33,347 for the three-month period ended March 31, 2004 compared to revenue of $293 for the three-month period ended March 31, 2003 and compared to revenue of $3,179 for the year ended December 31, 2003. The revenues for the three-month period ended March 31, 2004, reflect the addition of new customers in our Pennsylvania markets. We acquired a wireless Internet service provider business in Albuquerque, New Mexico (Purelink), as of May 1, 2004, and expect our revenues to increase as we begin to generate revenues from this new market.

Net losses for the year ended March 31, 2004, of $209,479 compared to net losses of $160,820 for the three-month period ended March 31, 2003. The increased loss reflects the increased engineering, development, and marketing costs of active operations in the first quarter of 2004, compared to the development stage operations in the first quarter of 2003.

We had total assets of $335,378 at March 31, 2004, compared to total assets of $277,308 at December 31, 2003, reflecting an increase in cash, inventory and equipment acquired to support our commercial wireless operations.

We had total current liabilities of $316,438 at March 31, 2004 compared to total current liabilities of $237,979 at December 31, 2003, reflecting the net effect of a increase in accounts payable, payments made to the FCC for our licensed frequency, a reduction in customer deposits, and a new loan from an existing shareholder.

At March 31, 2004, we had $63,340 in working capital, compared to $59,724 in working capital at December 31, 2003, reflecting the additional financing obtained from loans and private placements of 769,834 shares of common stock and 700,000 shares of Series A Preferred stock in the three-month period ending March 31, 2004. We expect to continue to incur losses at least through fiscal year 2004, and there can be no assurance that we will achieve or maintain profitability, generate revenue or sustain future growth.

                       General and Administrative Expenses

General and administrative expenses were $39,864 for the three-month period ended March 31, 2004, compared to $32,890 for the three-month period ended March 31, 2003. The increase is attributable to the increase in commercial operations in the three-month period ended March 31, 2004.

Salary expenses were $9,517 for the three-month period ended March 31, 2004, compared to $0 for the three-month period ended March 31, 2003. The increase is attributable to the hiring of our first full time employees in the three-month period ended March 31, 2004.

                      Engineering and Professional Expenses

Engineering and consulting expenses were $121,243 for the three-month period ended March 31, 2004, compared to $77,486 for the three-month period ended March 31, 2003. The increase is attributable to the increase in commercial operations in the three-month period ended March 31, 2004.

Professional and legal expenses were $26,388 for the three-month period ended March 31, 2004, compared to $15,112 for the three-month period ended March 31, 2003. The increase is attributable to the increase in the legal fees associated with the preparation and filing of this SB-2 during the first quarter of 2004.

                         Liquidity and Capital Resources

At March 31, 2004, our total assets of $335,378 exceeded current liabilities of $183,782. At December 31, 2003, our total assets of $277,308 exceeded current liabilities of $237,979. At March 31, 2004, we had working capital of $63,340, compared to December 31, 2003, where we had working capital of $59,724. We sold 769,834 shares of common stock for an aggregate of $85,975 and 700,000 shares of Series A Preferred Stock for an aggregate in $35,000 in first quarter of 2004. We also issued 450,000 shares of common stock in payment for services received valued at $67,500.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements

                          Going Concern Considerations

There can be no assurance that our plans can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities that could result should be unable to continue as a going concern. Accordingly, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors (See "Risk Factors").

                             DESCRIPTION OF PROPERTY

Real Property: We do not own any property, real or otherwise. We currently lease office space for our executive offices in Carson City, Nevada. We also lease office space for marketing, sales, and customer support functions in Danville, Pennsylvania, and office space for marketing, sales, and customer support functions in Albuquerque, New Mexico. We believe that the facilities described above are leased at fair market value and are adequate for the foreseeable future.

We do not have any investments or interests in any real estate. The Company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Towers/Rooftop Rights. We lease space or have options to lease space for our wireless operations on certain communications towers and building rooftops in Pennsylvania and New Mexico. The leases and options have terms from one to 15 years. These antenna leases are at fair market value, and neither singly or in the aggregate, have a material impact on our financial operations.

Broadband Radio Spectrum. We hold FCC licenses, or lease BRS spectrum from the holders of FCC licenses, in the following 28 markets:

                                     NUMBER OF      SPECTRUM
MARKET                          LICENSED CHANNELS     TYPE      OWNED OR LEASED
-------------------------------------------------------------------------------

Arkansas
Fort Smith, AK                         8              ITFS           Leased

Illinois
Champaign, IL                          5            4 ITFS           Leased
                                                                      1 BRS
Peoria, IL                             4              ITFS           Leased

Kansas
Great Bend, KS                        16              ITFS           Leased
Hays, KS                              16              ITFS           Leased
Sterling, KS                           7              ITFS           Leased
Topeka, KS                            20              ITFS           Leased

Oklahoma
Ardmore, OK                            8              ITFS           Leased
Bartlesville, OK                       4              ITFS           Leased
Lawton, OK                             4              ITFS           Leased
McAlester, OK                          8              ITFS           Leased
Muskogee, OK                           8              ITFS           Leased
Stillwater, OK                         4              ITFS           Leased

Pennsylvania
Sunbury, PA                            4               BRS            Owned
Wilkes-Barre/Scranton, PA              4               BRS           Leased

Texas
Abilene, TX                           12              ITFS           Leased
Laredo, TX                             8              ITFS           Leased
Lubbock, TX                            8              ITFS           Leased
Lufkin, TX                             8               BRS           Leased
Midland, TX                           12              ITFS           Leased
Paris, TX                              4              ITFS           Leased
Sherman-Denison, TX                    4              ITFS           Leased
Temple, TX                             4               BRS           Leased
Texarkana, TX                          8              ITFS           Leased
Tyler, TX                              8              ITFS           Leased
Waco, TX                              12              ITFS           Leased
Wichita Falls, TX                     12              ITFS           Leased

Virginia
Lynchburg, VA                          4               BRS            Owned

Total                                224


These spectrum leases are at fair market value, and neither singly or in the aggregate, have a material impact on our financial operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 25, 2001, we issued a total of 2,240,000 shares of our common stock to nine (9) founding shareholders for cash at a price of $0.001 per share, for a total value to Gateway of $2,240.00. Mr. Nester, a director and CEO of Gateway, received 857,000 shares and Mr. Pappas, a director of Gateway, received 550,000 shares.

On July 16, 2001, we issued 1,000,000 shares of our common stock to Shoreline Wireless, L.L.C. ("Shoreline") in connection with our acquisition of all of Shoreline's agreements, assets and ownership in BTA 437 in the Sunbury, PA Market Statistical Area, for a total value to Gateway of $10,000.00.

On July 16, 2001, we issued 500,000 shares of our common stock to Lynchburg MDS, L.L.C. ("Lynchburg") in connection with our acquisition of all of Lynchburg's agreements, assets and ownership in the Lynchburg Market Statistical Area, and the market known as Lynchburg, VA, for a total value to Gateway of $5,000.00.

Mr. Pappas, a director of Gateway, was a founder and manager of Shoreline, and an investor in both Shoreline and Lynchburg. On December 31, 2002, Shoreline and Lynchburg distributed their shares in Gateway to their members. Mr. Pappas received a total of 803,029 shares of Gateway's common stock from these distributions. A company controlled by Mr. Nester, a director and CEO of Gateway, was a member of Sunbury. Mr. Nester received a total of 300,000 shares of Gateway's common stock from these distributions.

In September 2001, we issued a total of 150,000 shares of our common stock to S. Mark Poler, a director of the Company, at a price of $0.25 per share, for a total value to Gateway of $37,500.00. This issuance includes shares held for the benefit of Andrew Carl Poler (16,666 shares), Gregory Thomas Poler (16,666 shares), and Jonathan Daniel Poler (16,666 shares).

On October 17, 2003, we issued a total of 4,100,000 shares of our Series A Preferred Stock to S. Mark Poler, a director of the Company, at a price of $0.05 per share, for a total value to Gateway of $205,000.00. This issuance includes shares held for the benefit of Andrew Carl Poler (200,000 shares), Gregory Thomas Poler (200,000 shares), and Jonathan Daniel Poler (200,000 shares).

On March 31, 2004, S. Mark Poler, a director of the Company, loaned us $50,000 on a short term basis. This note is payable on demand and earns interest at market rates.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

-    disclose such transactions in prospectuses where required;
-    disclose  in  any  and  all  filings  with  the   Securities  and  Exchange
     Commission, where required;
-    obtain disinterested directors consent; and
-    obtain shareholder consent where required.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of June 20, 2004, we had 15,264,585 shares of common stock outstanding,  held
by  125   shareholders   and  5,300,000  shares  of  Series  A  Preferred  Stock
outstanding, held by five shareholders.

                      Equity Compensation Plan Information

                           2001 Equity Incentive Plan

The Board of Directors (the "Board") adopted the 2001 Equity Incentive Plan (the "Plan") on July 1, 2001, and amended the Plan on October 1, 2003. The Plan was approved by the shareholders on October 19, 2003. The Plan authorizes the Board or a committee, which administers the Plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

A total of 4,000,000 shares of common stock are available and reserved for issuance under the terms of the 2001 Equity Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted incentive and non-qualified stock options for 4,000,000 shares as of the date of this prospectus.

Option Grants
-------------

The 2001 Equity Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the Board or committee, but cannot exceed (10) ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board or committee.. The exercise price per share of stock options is determined by the Board or committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

Restricted Stock Awards
-----------------------

The Board or committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the Board or committee may determine. The Board or committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the Board or committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 2001 Equity Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the Board or committee, we shall have the right to repurchase or reacquire any or all unvested shares held by such person as of the date of such termination of employment.

The following table provide a information regarding all equity compensation plans as of June 20, 2004, that provide for the award of securities or grant of options, warrants or rights to purchase securities of Gateway to employees or any other person in accordance with our 2001 Equity Incentive Plan. We do not have any equity compensation plans that have not been approved by our stockholders.

--------------------------- -------------------------- --------------------------- --------------------------
                                                                                              (C)
                                                                                     NUMBER OF SECURITIES
                                                                                    REMAINING AVAILABLE FOR
                                       (A)                        (B)                FUTURE ISSUANCE UNDER
                             NUMBER OF SECURITIES TO   WEIGHTED-AVERAGE EXERCISE      EQUITY COMPENSATION
                             BE ISSUED UPON EXERCISE      PRICE OF OUTSTANDING         PLANS (EXCLUDING
                             OF OUTSTANDING OPTIONS,      OPTIONS WARRANTS AND      SECURITIES REFLECTED IN
      PLAN CATEGORY            WARRANTS AND RIGHTS               RIGHTS                   COLUMN (A))
--------------------------- -------------------------- --------------------------- --------------------------
Equity Compensation Plans           4,000,000                         $0.075                       0
Approved by Security
Holders
--------------------------- -------------------------- --------------------------- --------------------------
Equity Compensation Plans
Not Approved by Security
Holders                                     0                          -                           0
--------------------------- -------------------------- --------------------------- --------------------------
Total                               4,000,000                         $0.075                       0
--------------------------- -------------------------- --------------------------- --------------------------

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Gateway for services rendered in all capacities to Gateway from January 1, 2003 through the fiscal year ended December 31, 2003, of all officers and directors of Gateway.

------------------------------------- ---------------- ---------------- -------------------- ----------------
   Name and Principal Underlying             Salary            Bonus            Other             Options
       Positions at 12/31/03                                                Compensation
------------------------------------- ---------------- ---------------- -------------------- ----------------
------------------------------------- ---------------- ---------------- -------------------- ----------------
Andrew C. Nester                               $0               $0          $48,650                    0
President/Secretary/Director
------------------------------------- ---------------- ---------------- -------------------- ----------------
Joseph Tavormina                               $0               $0               $0                    0
Chief Technology Officer
------------------------------------- ---------------- ---------------- -------------------- ----------------
Peter J. Papas                                 $0               $0               $0                    0
Treasurer/Director
------------------------------------- ---------------- ---------------- -------------------- ----------------
S. Mark Poler                                  $0               $0               $0                    0
Director
------------------------------------- ---------------- ---------------- -------------------- ----------------

                        SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 15,264,585 shares of common stock and 5,300,000 of Series A Preferred Stock outstanding. A current shareholder who is an "affiliate" of Gateway, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Gateway, will be required to comply with the resale limitations of Rule 144.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one (1) year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two (2) years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.

The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Gateway by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                    SECURITIES ACT INDEMNIFICATION DISCLOSURE

Our By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                     EXPERTS

The financial statements of Gateway as of December 31, 2003, included in this prospectus have been audited by Shelley Int'l, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley, Int'l, C.P.A. on accounting and financial disclosure matters.

                                     PART II

                              FINANCIAL STATEMENTS


Financial Statement Table Of Contents                                      Page

Report of Independent Registered Public Accounting............................49

Balance  Sheets  as of  March 31, 2004, and December 31, 2003.................50

Statements of Operations as of March 31, 2004, and December 31, 2003..........51

Statement  of  Stockholders'  Equity  for the period May 24,
     2001 (Inception to March 31, 2004........................................52

Statement of Cash Flows (Unaudited)...........................................53

Notes to Interim Financial  Statement for March 31, 2004 and
     December 31, 2003........................................................54

Table of Contents for Financials for December 31, 2003, 2002
     and 2001 and related Notes...............................................61

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

To the Board of Directors and Audit Committee
Gateway Access Solutions, Inc.

We have reviewed the accompanying interim balance sheets of Gateway Access Solutions, Inc., as of March 31, 2004, and December 31, 2003 and the associated statements of operations, stockholders' equity and cash flows and for the three-month periods ended March 31, 2004 and March 31, 2003. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.


Shelley International, CPA

Mesa, Arizona, U.S.A.

May 20, 2004

                         Gateway Access Solutions, Inc.
                                 BALANCE SHEETS
                                 --------------

                                     ASSETS
                                     ------
                                                March 31,          December 31,
                                                  2004                2003
                                          -----------------  ------------------
CURRENT ASSETS
     Cash                                   $        63,340    $         59,724
     Inventory, at Cost                              12,150              12,150
     Accounts Receivable, Net                         1,588
                                          -----------------  ------------------

     Total Current Assets                            77,078              71,874
                                          -----------------  ------------------

EQUIPMENT, NET                                      152,803              99,937
LICENSES - FREQUENCY                                105,497             105,497
                                          -----------------  ------------------

TOTAL ASSETS                                $       335,378    $        277,308
                                          =================  ==================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
Current Liabilities
     Accounts Payable                       $        82,766    $         48,705
     Notes Payable                                  233,672             154,274
     Customer Deposits                                                   35,000
                                          -----------------  ------------------

TOTAL LIABILITIES                                   316,438             237,979
                                          -----------------  ------------------
STOCKHOLDERS' EQUITY

     Preferred Stock authorized is
     10,000,000 shares at $0.001 par value.
     Issued and outstanding on March 31,
     2004 is 5,300,000 shares and December
     31, 2003 is  4,600,000 shares                    5,300               4,600
     Common Stock, authorized is
     50,000,000 shares at $0.001 par value.
     Issued and outstanding on March 31,
     2004 is 12,466,254 and December 31,
     2003 is 11,246,420 shares.                      12,467              11,246

     Paid in Capital                              1,352,493           1,165,324

     Accumulated (Loss)                          (1,351,320)         (1,141,841)
                                          -----------------  ------------------

     Total Stockholders' Equity                      18,940              39,329
                                          -----------------  ------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                        $       335,378    $        277,308
                                          =================  ==================

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                            STATEMENTS OF OPERATIONS
                            ------------------------
                                  (Unaudited)

                                              Three Months       Three Months
                                                  Ended              Ended
                                                March 31,           March 31,
                                                  2004                2003
                                          -----------------  ------------------

INCOME
      Sales                                 $        33,347    $            293

      Less Cost of Goods Sold                        (9,524)             (8,729)
                                          -----------------  ------------------

      Gross Profit / (Loss)                          23,823              (8,436)
                                          -----------------  ------------------

EXPENSES

      Advertising                                     1,748               1,274
      General and Administrative                     39,864              32,890
      Depreciation                                    5,939                 563
      Rent                                            1,505               1,911
      Salary                                          9,517
      Officer Compensation                           27,098              23,148
      Engineering and Consulting                    121,243              77,486
      Professional and Legal                         26,388              15,112
                                          -----------------  ------------------

      Total Expense                                 233,302             152,384
                                          -----------------  ------------------

Net (Loss) before Income Taxes                     (209,479)           (160,820)

      Provision for Income Taxes                          -                   -
                                          -----------------  ------------------

NET (LOSS)                                  $      (209,479)   $       (160,820)
                                          =================  ==================

BASIC
Net (Loss) per Common Share                 $         (0.02)   $          (0.02)
                                          -----------------  ------------------
Weighted Average Number of
      Common Shares Outstanding                  11,896,021           7,717,065
                                          =================  ==================
DILUTED
Net (Loss) per Common Share                           (0.01)              (0.02)
                                          -----------------  ------------------

Weighted Average Number of
      Common Shares Outstanding                  14,296,021          10,085,954
                                          =================  ==================

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------
                                  (Unaudited)

            for the period May 24, 2001 (Inception to March 31, 2004

                                               Preferred Stock       Common Stock                                               -
                                    Price   ------------------- --------------------   Paid in    Accumulated      Total
                                  Per Share    Shares   Amount    Shares     Amount   Capital       (Loss)        Equity
                                ----------- ---------- -------- ---------- --------- ----------- ------------- ----------
Common Stock issued for Cash       $  0.001                      2,240,000  $  2,240                           $    2,240
Common Stock issued for Assets         0.01                      4,000,000     4,000   $  36,000                   40,000
Common Stock issued for services       0.10                         75,000        75       7,425                    7,500
Common Stock issued for Cash           0.30                        683,367       683     203,327                  204,010
Vested value of Common Stock                                                                                           -
     Options issued for services                                                             992                      992
                                                                                                                       -
Net (Loss)                                                                                        $   (314,454)  (314,454)
                                ----------- ---------- -------- -------------------- ----------- ------------- ----------
Balance December 31, 2001                                        6,998,367     6,998     247,744      (314,454)   (59,712)

Common Stock Issued  to retire
    Notes of $149,000 and
    $14,900 Interest Payable           0.25                        655,600       656     163,244                  163,900
Vested value of Common Stock                                                                                            -
     Options issued for services                                                           1,700                    1,700
                                                                                                                        -
Net (Loss)                                                                                            (177,537)  (177,537)
                                ----------- ---------- -------- -------------------- ----------- ------------- ----------
Balance, December 31, 2002                                       7,653,967     7,654     412,688      (491,991)   (71,649)

Preferred Stock issued for Cash        0.05  4,600,000  $ 4,600                          225,400                  230,000
Common Stock issued for Cash           0.15                      3,443,453     3,443     513,075                  516,518
Common Stock issued for Cash                                                                                           -
     by Exercise of Option             0.05                        105,000       105       5,145                    5,250
Common Stock issued for Services       0.15                         44,000        44       6,556                    6,600
Vested value of Common Stock
     Options issued for services                                                           2,460                    2,460

Net (Loss)                                                                                            (649,850)  (649,850)
                                ----------- ---------- -------- -------------------- ----------- ------------- ----------
Balance December 31, 2003                    4,600,000    4,600 11,246,420    11,246   1,165,324    (1,141,841)    39,329

Preferred Stock issued for Cash        0.05    700,000      700                           34,300                   35,000
Common Stock issued for Cash
     by Exercise of Option             0.05                        295,000       295      14,455                   14,750
Common Stock Issued for Service        0.15                        450,000       450      67,050                   67,500
Common Stock Issued for Cash           0.15                        474,834       476      70,749                   71,225
Vested value of Common Stock
     Options issued for services                                                             615                      615

Net (Loss)                                                                                            (209,479)  (209,479)
                                ----------- ---------- -------- -------------------- ----------- ------------- ----------
Balance March 31, 2004                       5,300,000  $ 5,300 12,466,254  $ 12,467 $ 1,352,493  $ (1,351,320) $  18,940
                                =========== ========== ======== ========== ========= =========== ============= ==========

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                  (Unaudited)

                                             Three Months       Three Months
                                                 Ended              Ended
                                               March 31,          March 31,
                                                 2004                2003
                                          -----------------  ------------------
Operating Activities

Net (Loss)                                      $  (209,479)        $  (160,820)

Significant Non-Cash Transactions
     Issued 400,000 common share options
     as incentive on January 6, 2003.                   760

Changes in assets and liabilities
     Inventory                                                           (1,118)
     Accounts Receivable                             (1,588)
     Prepaid Expense                                                     (1,100)
     Accounts Payable                                34,061             (29,223)
     Customer Deposits                              (35,000)             (2,500)
      Depreciation Expense                              563                 563
                                          -----------------  ------------------

Net Cash (Used) by Operating Activities            (210,683)           (194,198)
                                          -----------------  ------------------
Investing Activities

     Purchase of Equipment                          (53,429)            (12,450)
                                          -----------------  ------------------

Net Cash (Used) by Investing Activities             (53,429)            (12,450)
                                          -----------------  ------------------
Financing Activities

Principle Received on Notes                          79,398              (4,144)
Proceeds from sale of Preferred Stock                   700               4,600
Proceeds from sale of Common Stock                    1,221                 223
Paid in Capital                                     186,409             199,270
                                          -----------------  ------------------

Cash Provided by Financing Activities               267,728             199,949
                                          -----------------  ------------------

Net Increase/(Decrease) in Cash                       3,616              (6,699)

Cash, Beginning of Period                            59,724              11,019
                                          -----------------  ------------------

Cash, End of Period                           $      63,340     $         4,320
                                          =================  ==================

Significant Non-Cash Trasactions
For three months ended March 31, 2003 issued 400,000 common stock options.

Supplemental Information:
Period Interest                               $         246     $         2,907

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)
                      March 31, 2004 and December 31, 2003


Note 1.  THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company
-----------

Gateway Access Solutions, Inc., the Company, is a Nevada corporation formed on May 24, 2001. The Company provides wireless communication systems including high-speed broadband Internet access to business and private individuals in Northeastern Pennsylvania.

Use of Estimates and Assumptions
--------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Earnings per Share
------------------

The basic (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year.

The Company has potentially dilutive securities outstanding in the form of options at the end of the statement periods. Therefore, the basic and diluted
(loss) per share are presented on the face of the statement of operations.

The Company has no outstanding warrants for stock.

Stock Based Compensation
------------------------

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities' fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Officer Compensation
--------------------

The Company recorded Officer Compensation as consultant fees. The Statements of Operations reflect amounts paid to the President and Vice President as the only active Officers during 2003. Other Directors are major stockholders and were reimbursed for expenses incurred for meetings and costs are included in General and Administrative Expense.

Use of Related Party Consulting Services
----------------------------------------

The Company uses management and engineering consulting services from Pharos Management owned and operated by Andrew C. Nester, the Company's President and CEO.

Income Taxes
------------

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Advertising
-----------

Advertising expense included the cost of sales brochures, print advertising in trade publications and maintenance of an Internet site. Advertising is expensed when incurred. Advertising expense for the period ending March 31, 2004 and 2003 were $1,748 and $1,274 respectively.

Marketing Strategy
------------------

The Company markets directly to the end users through various forms of advertising.

Revenue Recognition
-------------------

The Company sells monthly service to businesses and the public and recognizes revenue as monthly service is provided.

Warranties
----------

The Company offers a Service Level Agreement that guarantees a minimal amount of time that Internet connectivity will be down. Should those minimums be exceeded customers are not charged for non-service hours. Historical costs have not been tracked because they have been considered insignificant.

Installed hardware is backed by the manufacture for a period of one year.

Inventory Costs
---------------

The costs incurred for uninstalled hardware are capitalized as inventory and charged to costs of sales when revenues from the sales are recognized. The inventory balance of $55,514 at December 31, 2001 was expensed as obsolete during 2002. Detail for the inventory at March 31, 2004 and December 31, 2003 follows:

                                         3/31/04             12/31/03
                                         --------            --------
         Inventory at Cost               $12,150             $12,150
                                         ========            ========
Frequency License

On June 26, 2001 the Company executed a Memorandum of Understanding individually with Shoreline Wireless, LLC, Sunbury Broadband, LLC, Lynchburg MDS, LLC and Lynchburg Broadband, LLC to acquire 100% of their agreements, assets and channel rights. The total purchase included issuance of 4,000,000 shares of Common Stock valued at $40,000 and a substantial amount of cash to be payable at the closing of anticipated funding. The stock was issued at that time but the funding never materialized.

On December 31, 2002 a Bill of Sale from each of these companies was issued to supercede the terms of the executed memoranda. The above companies all agreed to the sale of 100% of their assets and interest in agreements to Gateway Access Solution, Inc for the stock received and the assumption of $65,497 payable to the FCC. The Frequency Licenses were therefore recorded at $105,497 ($40,000 plus $65,497). According to industry data the value of the licenses is expected to appreciate so no amortization was recorded.

Licenses owned by the Company include the Sunbury, PA Basic Trading Area (BTA) #437 for the Multipoint Distribution Service (MDS), Multichannel Multipoint Distribution Service (MMDS), and Instructional Television Fixed Service (ITFS) spectrum and the license for the "F" group of four MMDS channels in Lynchburg, PA. The Company also leases the "E" group of four MMDS channels in the Wilkes-Barre/Scranton, PA area.

Equipment

Equipment is depreciated using the straight-line method over its estimated useful lives, which range from three to five years.

                                                3/31/04            12/31/03
                                               --------           ---------
         Equipment                             $166,980           $108,174
         Less: Accumulated Depreciation         (14,177)            (8,238)
                                              ---------           --------
         Net Equipment                        $ 152,803           $ 99,937
                                              =========           ========

NOTE 2.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is only three years old and has a substantial deficit in retained earnings from losses for the previous years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Company's Challenges
--------------------

The Company has a substantial deficit in retained earnings from losses for the previous years and has not been able to generate enough sales to cover annual expenses and thereby has survived only by raising funds. The Company must continue to raise funds in the near future to survive. Management has been successful in the past in raising these funds. There is no assurance that management can continue to find investors to cover the losses generated.


Management's Plans
------------------

The Company plans to meet its cash requirements for the next twelve months by the sale of debt and equity securities. The Company plans to use this capital to acquire frequency licenses in additional markets, continue building wireless networks in existing markets, market broadband Internet solutions to potential customers, and for operating expenses.

During the next twelve months, the Company states that its primary focus will be to provide needed services to a major client, one of the country's largest rural health care providers. In addition to this large client, the Company is currently operating in Sunbury, Wilkes-Barre and Scranton Pennsylvania and surrounding communities. It intends to expand into five additional markets in 2004.

The Company's long-term business strategy is to provide fixed, portable and, ultimately, mobile broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States.


NOTE 3.  STOCKHOLDERS' EQUITY

At inception the Company had 25,000,000 shares of common stock authorized. Then on December 11, 2002 the Company amended its capital stock authorization to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The shareholders have all of the rights afforded Nevada shareholders.

Par value is $0.001 per common or preferred share.

There are no outstanding warrants to acquire any additional shares of common stock.

The Company has issued incentive and non-qualified stock options for the acquisition of additional shares of common stock. The value of the issued options is calculated using the Minimum Value Method and the following variables:

          The issued value of $3,600 for 1,000,000 share options at $0.0036 each is calculated using a fair market value of $0.01, an exercise price of $0.011, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

          The issued value of $3,200 for an additional 1,000,000 share options at $0.0032 each is calculated using a fair market value of $0.01, an exercise price of $0.01, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

          The issued value of $1,520 for an additional 400,000 share options at $0.0038 each is calculated using a fair market value of $0.05, an exercise price of $0.05, a date of issuance of January 7, 2003, a term of 2 years, and a vesting period of 24 months.

The Company was initially capitalized on June 29, 2001 with the issue of 2,240,000 common shares for $2,240. Afterward, 4,000,000 common shares were issued for the purchase of assets valued at $40,000; 569,000 common shares were issued for services valued at $81,600; 655,600 common shares were issued to retire $163,900 of debt and accumulated interest; 5,001,654 common shares were sold for $811,753. Also, 5,300,000 preferred shares were sold for $265,000 as shown in the statement of stockholders' equity.


NOTE 4.  NOTES PAYABLE:

Notes payable consist of the following:
                                           3/31/04             12/31/03
                                           -------             --------
Purchase Note, FCC
9.5% Interest, Payable Quarterly           $ 39,488            $ 44,090

Demand Note
10% Interest, Payable Yearly                110,184             101,000

Demand Note
8% Interest, Payable Monthly                                      9,184

Demand Note
8% Interest, Payable Yearly                  50,000

Demand Note
8% Interest, Payable Yearly                  34,000
                                          ---------          ----------

Total Notes Payable                        $233,672            $154,274
                                          =========          ==========

NOTE 5.  OPERATING LEASES

The Company has several operating leases including two office locations and several microwave antenna sights. The lease terms vary from a month-to-month basis up to a three-year term. Assuming the Company continues to use these facilities the projected expenses for five years follows:

                            Year 1     Year 2     Year 3     Year 4     Year 5
                            ------     ------     ------     ------     ------
Lease Amount               $67,200    $67,200    $67,200    $67,200    $67,200


NOTE 6.  INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $251,205, as of 12/31/03, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $1,141,841. The total valuation allowance is a comparable $251,205.

                                          12/31/03     12/31/02     12/31/01
                                          --------     --------     --------
         Deferred Tax Asset               $142,967      $39,058      $69,180
         Valuation Allowance              (142,967)     (39,058)     (69,180)
         Current Taxes Payable                0.00         0.00         0.00
                                          --------     --------     --------
         Income Tax Expense               $   0.00     $   0.00     $   0.00

Below is a chart showing the  estimated  corporate  federal net  operating  loss
(NOL) and the year in which it will expire.

         Year                               Amount   Expiration
        -----                              -------   ----------
         2001                          $   314,454         2021
         2002                              177,537         2022
         2003                              649,850         2023
                                        ----------
         Total NOL                      $1,141,841
                                        ==========

NOTE 7.  THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 146-150 and their effect on the Company.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.

SFAS 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9.

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

SFAS 148 Accounting for Stock-Based Compensation - Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial posi

Table of Contents for Financials for December 31, 2003, 2002 and 2001     Page

rReport of Independent Certified Public Accountant............................62

Balance Sheets as of December 31, 2003, 2002 and 2001 ........................63

Statement of Operations as of December 31, 2003, 2002 and 2001 ...............64

Statement of Stockholders' Equity ending December 31, 2003 ...................65

Statements of Cash Flows as of December 31, 2003, 2002 and 2001 ..............66

Notes to Financial Statement December 31, 2003, 2002 and 2001 ................68

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------

To the Board of Directors and Audit Committee
Gateway Access Solutions, Inc.

I have audited the accompanying balance sheets of Gateway Access Solutions, Inc., as of December 31, 2003, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, December 31, 2002 and the period from May 24, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gateway Access Solutions, Inc., as of December 31, 2003, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, December 31, 2002 and the period from May 24, 2001 (inception) to December 31, 2001 are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is three years old and has a substantial deficit in retained earnings from accumulated losses during each of those years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty. Management's plans are discussed in Note 2 of the accompanying notes to the financial statements.


                                                     Shelley International, CPA



February 8, 2004
Mesa, Arizona

                         Gateway Access Solutions, Inc.
                                 BALANCE SHEETS
                                 --------------

                                     ASSETS
                                     ------
                                            December 31, December 31, December 31,
                                                2003         2002         2001
                                           ------------- ------------ ------------
CURRENT ASSETS
     Cash                                     $   59,724  $    11,019   $   37,814
     Inventory, at Cost                           12,150                    55,514
     Accounts Receivable, Net                                               13,983
     Prepaid Expenses                                                       18,098
                                           ------------- ------------ ------------

     Total Current Assets                         71,874       11,019      125,409
                                           ------------- ------------ ------------

EQUIPMENT, NET                                    99,937        3,968        3,998
LICENSES - FREQUENCY                             105,497      105,497       40,000
                                           ------------- ------------ ------------

TOTAL ASSETS                                 $   277,308   $  120,484  $   169,407
                                           ============= ============ ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
Current Liabilities
     Accounts Payable                        $    48,705   $   57,968   $   80,619
     Notes Payable                               154,274       71,665      148,500
     Customer Deposits                            35,000       62,500
                                           ------------- ------------ ------------

TOTAL LIABILITIES                                237,979      192,133      229,119
                                           ------------- ------------ ------------
STOCKHOLDERS' EQUITY

     Preferred Stock authorized is
     10,000,000 shares at $0.001 par value.
     Issued and outstanding on December 31,
     2003 is 4,600,000 shares.                     4,600

     Common Stock, authorized is
     50,000,000 shares at $0.001 par value.
     Issued and outstanding on December 31,
     2003 is 11,246,420 shares, December
     31, 2002 is 7,653967 shares and

     December 31, 2001 is 6,998,367 shares.       11,246        7,654        6,998

     Paid in Capital                           1,165,324      412,688      247,744

     Accumulated (Loss)                       (1,141,841)    (491,991)    (314,454)
                                           ------------- ------------ ------------

     Total Stockholders' Equity                   39,329      (71,649)     (59,712)
                                           ------------- ------------ ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                         $   277,308   $  120,484  $   169,407
                                           ============= ============ ============

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                            STATEMENTS OF OPERATIONS
                            ------------------------

                                  Year           Year        May 24, 2001
                                 Ended          Ended         (Inception)
                               December 31,  December 31,   to December 31,
                                  2003           2002            2001
                              -------------- ------------- -----------------

INCOME
Sales                           $      3,179   $    28,032   $        25,039

Less Cost of Goods Sold              (46,781)      (62,929)          (51,032)
                              -------------- ------------- -----------------

Gross (Loss)                         (43,602)      (34,897)          (25,993)
                              -------------- ------------- -----------------

EXPENSES
Advertising                            1,274         1,566               905
Bad Debt                                            27,469
General and Administrative            98,293        28,170            88,821
Depreciation                           5,612         1,626             1,000
Rent                                   7,645         1,600             2,400
Salaries                                            16,013            28,691
Officer Compensation                  92,590        39,975            82,129
Engineering and Consulting           319,495        19,904            76,474
Professional and Legal                81,339         6,317             8,041
                              -------------- ------------- -----------------

Total Expense                        606,248       142,640           288,461
                              -------------- ------------- -----------------

Net (Loss) before Income Taxes      (649,850)     (177,537)         (314,454)

Provision for Income Taxes                 -             -                 -
                              -------------- ------------- -----------------

NET (LOSS)                      $   (649,850)  $  (177,537)  $      (314,454)
                              ============== ============= =================

BASIC
Net (Loss) per Common Share          $ (0.07)      $ (0.03)          $ (0.05)
                              -------------- ------------- -----------------

Weighted Average Number of
Common Shares Outstanding          8,759,226     6,998,367         6,296,919
                              ============== ============= =================

DILUTED
Net (Loss) per Common Share          $ (0.06)      $ (0.02)          $ (0.04)
                              -------------- ------------- -----------------

Weighted Average Number of
Common Shares Outstanding         11,151,555     8,998,367         8,296,919
                              ============== ============= =================

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------

                                                Preferred Stock           Common Stock
                                   Price   ------------------------ ------------------------  Paid in    Accumulated      Total
                                Per Share      Shares      Amount      Shares      Amount     Capital       (Loss)       Equity
                                ---------- ------------------------ ------------------------ ----------- ------------ ------------
Common Stock issued to Cash        $ 0.001               $        -    2,240,000  $    2,240  $        -   $        -  $     2,240
Common Stock issued for Assets       0.010                             4,000,000       4,000      36,000                    40,000
Common Stock issued for services     0.100                                75,000          75       7,425                     7,500
Common Stock issued for Cash         0.300                               683,367         683     203,327                   204,010
Vested value of Common Stock                                                                                                     -
     Options issued for services                                                                     992                       992
                                                                                                                                 -
Net (Loss)                                                                                                   (314,454)    (314,454)
                                           ------------ ----------- ------------ ----------- ----------- ------------ ------------

Balance December 31, 2001                             -           -    6,998,367       6,998     247,744     (314,454)     (59,712)

Common Stock Issued  to retire
    Notes of $149,000 and
    $14,900 Interest Payable         0.250                               655,600         656     163,244                   163,900
Vested value of Common Stock                                                                                                     -
     Options issued for services                                                                   1,700                     1,700
                                                                                                                                 -
Net (Loss)                                                                                                   (177,537)    (177,537)
                                           ------------ ----------- ------------ ----------- ----------- ------------ ------------

Balance, December 31, 2002                            -           -    7,653,967       7,654     412,688     (491,991)     (71,649)

Preferred Stock issued for Cash      0.050    4,600,000       4,600                              225,400                   230,000
Common Stock issued for Cash         0.150                             3,443,453       3,443     513,075                   516,518
Common Stock issued for Cash                                                                                                     -
     by Exercise of Option           0.050                               105,000         105       5,145                     5,250
Common Stock issued for Services     0.150                                44,000          44       6,556                     6,600
Vested value of Common Stock                                                                                                     -
     Options issued for services                                                                   2,460                     2,460

Net (Loss)                                                                                                   (649,850)    (649,850)
                                           ------------ ----------- ------------ ----------- ----------- ------------ ------------
Balance December 31, 2003                     4,600,000  $    4,600   11,246,420  $   11,246 $ 1,165,324 $ (1,141,841) $    39,329
                                           ============ =========== ============ =========== =========== ============ ============


The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                               Year           Year       May 24, 2001
                                               Ended         Ended       (Inception)
                                           December 31,  December 31,  to December 31,
                                               2003           2002          2001
                                          -------------- ------------- ----------------
Operating Activities

Net (Loss)                                  $   (649,850)  $  (177,537)  $     (314,454)

Significant Non-Cash Transactions
     Issued 2,000,000 common share
     options as incentive on June 1, 2001.         1,700         1,700              992
     Issued 59,600 common shares
     for $14,900 accumulated interest
     on December 31,2002.                                       14,900
     Issued 44,000 common shares for
     services valued at $6,600 on
     November 12, 2003.                            6,600
     Issued 400,000 common share options
     as incentive on January 6, 2003.                760

Changes in assets and liabilities
     Inventory                                   (12,150)       55,514          (55,514)
     Accounts Receivable                                        13,983          (13,983)
     Prepaid Expense                                            17,382          (17,382)
     Accounts Payable                             (9,263)      (21,935)          79,903
     Customer Deposits                           (27,500)       62,500
     Depreciation Expense                          5,612         1,626            1,000
                                          -------------- ------------- ----------------

Net Cash (Used) by Operating Activities         (684,091)      (31,867)        (319,438)
                                          -------------- ------------- ----------------

Investing Activities

     Purchase of Equipment                      (101,581)       (1,596)          (4,998)
                                          -------------- ------------- ----------------

Net Cash (Used) by Investing Activities         (101,581)       (1,596)          (4,998)
                                          -------------- ------------- ----------------

Financing Activities

Principle Received on Notes                       82,609         6,668          148,500
Proceeds from sale of Preferred Stock              4,600
Proceeds from sale of Common Stock                 3,548                          2,998
Paid in Capital                                  743,620                        210,752
                                           -------------- ------------- ----------------

Cash Provided by Financing Activities            834,377         6,668          362,250
                                          -------------- ------------- ----------------

                                       66

STATEMENTS OF CASH FLOWS - continued

Net Increase/(Decrease) in Cash                   48,705       (26,795)          37,814

Cash, Beginning of Period                         11,019        37,814                -
                                          -------------- ------------- ----------------

Cash, End of Period                        $      59,724  $     11,019  $        37,814
                                          ============== ============= ================

Significant Non-Cash Trasactions
For year ended December 31, 2001 Common Stock issued included 4,000,000 shares for purchase of assets valued at $40,000 and 2,000,000 common stock options.
For year ended December 31, 2002 Common Stock issued included 655,600 shares issued for retirement of $149,000 notes payable and $14,900 accumulated interest.
For year ended December 31, 2003 Common Stock issued included 44,000 shares issued for services valued at $6,600 and 400,000 common stock options.

Supplemental Information:
The amount of interest for 2001, 2002 and 2003 was $13,500, $2,500 and $11,632 respectively.

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001


Note 1.  THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company
-----------

Gateway Access Solutions, Inc., the Company, is a Nevada corporation formed on May 24, 2001. The Company provides wireless communication systems including high-speed broadband Internet access to business and private individuals in Northeastern Pennsylvania.

Use of Estimates and Assumptions
--------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Earnings per Share
------------------

The basic (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year.

The Company has potentially dilutive securities outstanding in the form of options at the end of the statement periods. Therefore, the basic and diluted
(loss) per share are presented on the face of the statement of operations.

The Company has no outstanding warrants for stock.

Stock Based Compensation
------------------------

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities' fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Officer Compensation
--------------------

The Company recorded Officer Compensation as consultant fees. The Statements of Operations reflect amounts paid to the President and Vice President as the only active Officers during 2003. Other Directors are major stockholders and were reimbursed for expenses incurred for meetings and are included in General and Administrative Expense.

Income Taxes
------------

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Advertising
-----------

Advertising expense included the cost of sales brochures, print advertising in trade publications and maintenance of an Internet site. Advertising is expensed when incurred. Advertising expense for the period ending December 31, 2003, 2002 and 2001 were $1,274, $1,566 and $905 respectively.

Marketing Strategy
------------------

The Company markets directly to the end users through various forms of advertising.

Revenue Recognition
-------------------

The Company sells monthly service to businesses and the public and recognizes revenue as monthly service is provided.

Warranties
----------

The Company offers a Service Level Agreement that guarantees a minimal amount of time that Internet connectivity will be down. Should those minimums be exceeded customers are not charged for non-service hours. Historical costs have not been tracked because they have been considered insignificant.

Installed hardware is backed by the manufacture for a period of one year.

Inventory Costs
---------------

The costs incurred for uninstalled hardware are capitalized as inventory and charged to costs of sales when revenues from the sales are recognized. The inventory balance of $55,514 at December 31, 2001 was expensed as obsolete during 2002. Detail for the inventory at 12/31/03, 12/31/02 and 12/31/01 is shown below:

                                     12/31/03        12/31/02        12/31/01
                                     --------        --------        --------
         Inventory at Cost            $12,150        $   0.00         $55,514
                                     ========        ========        =========

Frequency License
-----------------

On June 26, 2001 the Company executed a Memorandum of Understanding individually with Shoreline Wireless, LLC, Sunbury Broadband, LLC, Lynchburg MDS, LLC and Lynchburg Broadband, LLC to acquire 100% of their agreements, assets and channel rights. The total purchase included issuance of 4,000,000 shares of Common Stock valued at $40,000 and a substantial amount of cash to be payable at the closing of anticipated funding. The stock was issued at that time but the funding never materialized.

On December 31, 2002 a Bill of Sale from each of these companies was issued to supercede the terms of the executed memoranda. The above companies all agreed to the sale of 100% of their assets and interest in agreements to Gateway Access Solution, Inc for the stock received and the assumption of $65,497 payable to the FCC. The Frequency Licenses were therefore recorded at $105,497 ($40,000 plus $65,497). According to industry data the value of the licenses is expected to appreciate so no amortization was recorded.

Licenses owned by the Company include the Sunbury, PA Basic Trading Area (BTA) #437 for the Multipoint Distribution Service (MDS), Multichannel Multipoint Distribution Service (MMDS), and Instructional Television Fixed Service (ITFS) spectrum and the license for the "F" group of four MMDS channels in Lynchburg, PA. The Company also leases the "E" group of four MMDS channels in the Wilkes-Barre/Scranton, PA area.

Equipment
---------

Equipment is depreciated using the straight-line method over its estimated useful lives, which range from three to five years.

                                            12/31/03      12/31/02      12/31/01
                                            --------      --------      --------
         Equipment                          $108,174        $6,594        $4,998
         Less: Accumulated Depreciation        8,238         2,626         1,000
                                            --------      --------      --------
         Net Equipment                      $ 99,937      $  3,968      $  3,998
                                            ========      ========      ========

NOTE 2.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is only three years old and has a substantial deficit in retained earnings from losses for the previous years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Company's Challenges
--------------------

The Company has a substantial deficit in retained earnings from losses for the previous years and has not been able to generate enough sales to cover annual expenses and thereby has survived only by raising funds. The Company must continue to raise funds in the near future to survive. Management has been successful in the past in raising these funds. There is no assurance that management can continue to find investors to cover the losses generated.

Management's Plans
------------------

The Company plans to meet its cash requirements for the next twelve months by the sale of debt and equity securities. The Company plans to use this capital to acquire frequency licenses in additional markets, continue building wireless networks in existing markets, market broadband Internet solutions to potential customers, and for operating expenses.

During the next twelve months, the Company states that its primary focus will be to provide needed services to a major client, one of the country's largest rural health care providers. In addition to this large client, the Company is currently operating in Sunbury, Wilkes-Barre and Scranton Pennsylvania and surrounding communities. It intends to expand into five additional markets in 2004.

The Company's long-term business strategy is to provide fixed, portable and, ultimately, mobile broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States.

NOTE 3.  STOCKHOLDERS' EQUITY

At inception the Company had 25,000,000 shares of common stock authorized. Then on December 11, 2002 the Company amended its capital stock authorization to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The shareholders have all of the rights afforded Nevada shareholders.

Par value is $0.001 per common or preferred share.

There are no outstanding warrants to acquire any additional shares of common stock.

The Company has issued incentive and non-qualified stock options for the acquisition of additional shares of common stock. The value of the issued options is calculated using the Minimum Value Method and the following variables:

          The issued value of $3,600 for 1,000,000 share options at $0.0036 each is calculated using a fair market value of $0.01, an exercise price of $0.011, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

          The issued value of $3,200 for an additional 1,000,000 share options at $0.0032 each is calculated using a fair market value of $0.01, an exercise price of $0.01, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

          The issued value of $1,520 for an additional 400,000 share options at $0.0038 each is calculated using a fair market value of $0.05, an exercise price of $0.05, a date of issuance of January 7, 2003, a term of 2 years, and a vesting period of 24 months.

The Company was initially capitalized on June 29, 2001 with the issue of 2,240,000 common shares. Afterward, 4,000,000 common shares were issued for the purchase of assets valued at $40,000; 119,000 common shares were issued for services valued at $14,100; 655,600 common shares were issued to retire $163,900 of debt and accumulated interest; 4,231,820 common shares were sold for $725,778. Also, 4,600,000 preferred shares were sold for $230,000 as shown in the statement of stockholders' equity.

NOTE 4.  NOTES PAYABLE:

Notes payable consist of the following:
                                            12/31/03      12/31/02      12/31/01
Purchase Note, FCC                          --------      --------      --------
9.5% Interest, Payable Quarterly            $ 44,090       $60,665

Demand Note
10% Interest, Payable Yearly                 101,000

Demand Note
8% Interest, Payable Monthly                   9,184

Demand Notes
10% Interest, Payable Yearly                                            $148,500
                                            --------      --------      --------
Total Notes Payable                         $154,274      $ 60,665      $148,500
                                            ========      ========      ========

NOTE 5.  OPERATING LEASES

The Company has several operating leases including two office locations and several microwave antenna sights. The lease terms vary from a month-to-month basis up to a three-year term. Assuming the Company continues to use these facilities the projected expenses for five years follows:

                            Year 1     Year 2     Year 3     Year 4     Year 5
                            ------     ------     ------     ------     ------
Lease Amount               $67,200    $67,200    $67,200    $67,200    $67,200

NOTE 6.  INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $251,205, as of 12/31/03, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $1,141,841. The total valuation allowance is a comparable $251,205.

                                        12/31/03     12/31/02     12/31/01
                                        --------     --------     --------
         Deferred Tax Asset             $142,967     $ 39,058     $ 69,180
         Valuation Allowance            (142,967)     (39,058)     (69,180)
         Current Taxes Payable              0.00         0.00         0.00
                                        --------     --------     --------
         Income Tax Expense             $   0.00     $   0.00     $   0.00
                                        ========     ========     ========

Below is a chart showing the  estimated  corporate  federal net  operating  loss
(NOL) and the year in which it will expire.

         Year                            Amount    Expiration
         ----                        -----------   ----------
         2001                        $   314,454         2021
         2002                            177,537         2022
         2003                            649,850         2023
                                      ----------
         Total NOL                    $1,141,841
                                      ==========

NOTE 7.  THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 145-150 and their effect on the Company.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.

SFAS 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9.

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

SFAS 148 Accounting for Stock-Based Compensation - Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Gateway. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Gateway. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Gateway, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                    Amount
                                           ---------------
 SEC registration fee                        $      133.08
 Printing and engraving expenses             $      300.00
 Legal fees and expenses                     $   20,000.00
 Accountants' fees and expenses              $   25,000.00
 Transfer agent's and registrar's fees       $      750.00
     and expenses
 Miscellaneous                               $        0.00
                                           ---------------
 Total                                          $46,183.08
Gateay will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On May 25, 2001, we issued a total of 2,240,000 shares of our common stock to nine (9) founding shareholders for cash at a price of $0.001 per share, for a total value to Gateway of $2,240.00.

On June 1, 2001, we issued incentive and non-qualified stock options to purchase an aggregate of 2,000,000 shares to five (5) employees and consultants at an exercise price of $0.01 per share.

On July 16, 2001, we issued a total of 75,000 shares of our common stock to Joseph J. Tavormina for technology and engineering consulting services rendered to us for a total value to Gateway of $7,500.00.

On July 16, 2001, we issued 2,500,000 shares of our common stock to Sunbury Broadband, L.L.C. ("Sunbury") in connection with our acquisition of all of
Sunbury's agreements, assets and ownership in the markets known as Wilkes-Barre/Scranton, Sunbury and State College, PA, for a total value to Gateway of $25,000.00.

On July 16, 2001, we issued 1,000,000 shares of our common stock to Shoreline Wireless, L.L.C. ("Shoreline") in connection with our acquisition of all of Shoreline's agreements, assets and ownership in BTA 437 in the Sunbury, PA Market Statistical Area, for a total value to Gateway of $10,000.00.

On July 16, 2001, we issued 500,000 shares of our common stock to Lynchburg MDS, L.L.C. ("Lynchburg") in connection with our acquisition of all of Lynchburg's agreements, assets and ownership in the Lynchburg Market Statistical Area, and the market known as Lynchburg, VA, for a total value to Gateway of $5,000.00.

From July 26, 2001 to October 3, 2001, we issued a total of 683,367 shares of our common stock to ten (10) investors at a price of $0.30 per share, for a total value to Gateway of $205,010.10.

On December 31,  2002,  we issued  655,600  shares of our common stock to eleven
(11) note holders in satisfaction of the debts evidenced thereby at a price of $0.25 per share, for a total value to Gateway of $163,900.00.

From July 26, 2001 to October 3, 2001, we issued a total of 683,367 shares of our common stock to ten (10) investors at a price of $0.30 per share, for a total value to Gateway of $204,010.10.

On December 31,  2002,  we issued  655,600  shares of our common stock to eleven
(11) note holders in satisfaction of the debts evidenced thereby at a price of $0.25 per share, for a total value to Gateway of $163,900.00.

From February 25, 2003, to June 15, 2004, we issued a total of 4,716,619 shares of our common stock to sixty-two 62 investors at a price of $0.15 per share, for a total value to Gateway of $707,493.00, and issued 400,000 shares of our common stock to one (1) investor at a price of $0.05 pursuant to the exercise of a non-qualified stock option for a total value to Gateway of $20,000.

On October 17, 2003, and on February 23, 2004, we issued a total of 5,300,000 of our Series A Preferred Stock to five (5) investors at a price of $0.05 per share, for a total value to Gateway of $265,000.00.

On November 12, 2003, we issued a total of 44,000 shares of our common stock to Joseph E. Parker for investment advisory services rendered to us at a value of $0.15 per share for a total value to Gateway of $6,600.00.

On January 31, 2004, we issued a total of 450,000 shares of our common stock to Venture Capital Resources, Ltd. for investment advisory services rendered us at a value of $0.15 per share for a total value to Gateway of $67,500.00.

On May 1, 2004,  we issued a total of  1,999,999  shares of our common  stock to
nine  (9)  individuals  in  exchange  for  all  of  the  outstanding   stock  of
Purelink.net, Inc., a Colorado corporation.

On various dates between March 1 and May 1, 2004, we issued incentive and non-qualified stock options to purchase an aggregate of 2,000,000 shares to ten
(10) employees and consultants at an exercise price of $0.15 per share.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended ("Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.

                                    EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number   Description
---------------------------------------------------------------------------
3.1     Amended and Restated Articles of Incorporation
3.2     Bylaws

3.3     Amended and Restated Certificate of Determination for Series A Preferred
        Stock
3.4     2001 Equity Incentive Plan
3.5     Geisinger Agreement
3.6     Digital Freedom Agreement
3.7     PointRed Technologies Agreement
3.8     Purelink.net Exchange Agreement
5.1     Legal Opinion an Consent of Counsel
23.1    Consent of Independent Auditors

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Gateway pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Gateway certifies that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, Nevada, United States of America.

Gateway Access Solutions, Inc.

By: /s/ Andrew C. Nester                                Date: June 20, 2004
    ----------------------------------------
      Andrew Nester, President and Secretary

By: /s/Peter J. Pappas                                  Date: June 20, 2004
    ----------------------------------------
       Peter J. Pappas, Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /s/ Andrew C. Nester                                Date: June 20, 2004
  ------------------------------------------
    Andrew Nester, Director

By: /s/Peter J. Pappas                                  Date: June 20, 2004
    ----------------------------------------
      Peter J. Pappas, Director

By: /s/ S. Mark Poler                                   Date: June 20, 2004
    ----------------------------------------
      S. Mark Poler, Director